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                                   CREDIT AGREEMENT


                                        among


                                  ASTOR CORPORATION


                                 The Several Lenders
                           from Time to Time Parties Hereto





                                         and




                              THE CHASE MANHATTAN BANK,
                               as Administrative Agent




                             Dated as of October 8, 1996


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                                  TABLE OF CONTENTS

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SECTION 1.      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .    1

    1.1         Defined Terms.  . . . . . . . . . . . . . . . . . . . . .    1
    1.2         Other Definitional Provisions . . . . . . . . . . . . . .   23

SECTION 2.      REVOLVING CREDIT COMMITMENTS  . . . . . . . . . . . . . .   23

    2.1         Revolving Credit Commitments. . . . . . . . . . . . . . .   23
    2.2         Revolving Credit Notes. . . . . . . . . . . . . . . . . .   24
    2.3         Procedure for Revolving Credit Borrowing. . . . . . . . .   24
    2.4         Letter of Credit Commitment . . . . . . . . . . . . . . .   25
    2.5         Procedure for Issuance of Letters of Credit . . . . . . .   25
    2.6         Fees, Commissions and Other Charges . . . . . . . . . . .   26
    2.7         L/C Participations. . . . . . . . . . . . . . . . . . . .   26
    2.8         Reimbursement Obligation of the Borrower. . . . . . . . .   27
    2.9         Obligations Absolute. . . . . . . . . . . . . . . . . . .   28
    2.10        Letter of Credit Payments . . . . . . . . . . . . . . . .   28
    2.11        Application . . . . . . . . . . . . . . . . . . . . . . .   28
    2.12        Use of Revolving Credit Loans and the Letters of Credit .   28

SECTION 3.      TERM LOAN COMMITMENTS . . . . . . . . . . . . . . . . . .   29

    3.1         Term Loans  . . . . . . . . . . . . . . . . . . . . . . .   29
    3.2         Term Notes  . . . . . . . . . . . . . . . . . . . . . . .   29
    3.3         Procedure for Term Loan Borrowing . . . . . . . . . . . .   29
    3.4         Use of Term Loans . . . . . . . . . . . . . . . . . . . .   30

SECTION 4.      GENERAL PROVISIONS

    4.1         Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    4.2         Optional Reductions of Commitments. . . . . . . . . . . .   30
    4.3         Optional Prepayments. . . . . . . . . . . . . . . . . . .   30
    4.4         Mandatory Prepayments and Commitment Reductions . . . . .   31
    4.5         Conversion and Continuation Options . . . . . . . . . . .   33
    4.6         Minimum Amounts and Maximum Number of Tranches. . . . . .   33
    4.7         Interest Rates and Payment Dates. . . . . . . . . . . . .   34
    4.8         Computation of Interest and Fees. . . . . . . . . . . . .   34
    4.9         Inability to Determine Interest Rate. . . . . . . . . . .   35
    4.10        Pro Rata Treatment and Payments . . . . . . . . . . . . .   35
    4.11        Illegality. . . . . . . . . . . . . . . . . . . . . . . .   36
    4.12        Requirements of Law . . . . . . . . . . . . . . . . . . .   37
    4.13        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    4.14        Indemnity . . . . . . . . . . . . . . . . . . . . . . . .   39
    4.15        Change of Lending Office. . . . . . . . . . . . . . . . .   39

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    4.16        Controls on Prepayment if Aggregate Outstanding
                Revolving Credit Extensions of Credit Exceed
                Aggregate Revolving Credit Commitments. . . . . . . . . .   40
    4.17        Borrowing Base Compliance . . . . . . . . . . . . . . . .   41

SECTION 5. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .   41

    5.1         Financial Condition . . . . . . . . . . . . . . . . . . .   41
    5.2         No Change . . . . . . . . . . . . . . . . . . . . . . . .   42
    5.3         Corporate Existence; Compliance with Law. . . . . . . . .   42
    5.4         Corporate Power; Authorization; Enforceable Obligations .   42
    5.5         No Legal Bar. . . . . . . . . . . . . . . . . . . . . . .   42
    5.6         No Material Litigation. . . . . . . . . . . . . . . . . .   43
    5.7         No Default. . . . . . . . . . . . . . . . . . . . . . . .   43
    5.8         Ownership of Property; Liens. . . . . . . . . . . . . . .   43
    5.9         Intellectual Property . . . . . . . . . . . . . . . . . .   43
    5.10        No Burdensome Restrictions. . . . . . . . . . . . . . . .   43
    5.11        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    5.12        Federal Regulations . . . . . . . . . . . . . . . . . . .   44
    5.13        ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .   44
    5.14        Investment Company Act; Other Regulations . . . . . . . .   44
    5.15        Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .   44
    5.16        Purpose of Loans. . . . . . . . . . . . . . . . . . . . .   44
    5.17        Environmental Matters . . . . . . . . . . . . . . . . . .   45
    5.18        Regulation H. . . . . . . . . . . . . . . . . . . . . . .   46
    5.19        Solvency. . . . . . . . . . . . . . . . . . . . . . . . .   46
    5.20        Labor Matters . . . . . . . . . . . . . . . . . . . . . .   46
    5.21        Acquisition and Capitalization Documents;
                Consummation of Acquisition . . . . . . . . . . . . . . .   46
    5.22        Accuracy of Information . . . . . . . . . . . . . . . . .   47
    5.23        Security Documents. . . . . . . . . . . . . . . . . . . .   47

SECTION 6.      CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . .   48


    6.1         Conditions to Initial Extensions of Credit. . . . . . . .   48
    6.2         Conditions to Each Extension of Credit. . . . . . . . . .   54

SECTION 7. AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .   55

    7.1         Financial Statements. . . . . . . . . . . . . . . . . . .   55
    7.2         Certificates; Other Information . . . . . . . . . . . . .   55
    7.3         Payment of Obligations. . . . . . . . . . . . . . . . . .   57
    7.4         Conduct of Business and Maintenance of Existence. . . . .   57
    7.5         Maintenance of Property; Insurance. . . . . . . . . . . .   57
    7.6         Inspection of Property; Books and Records; Discussions. .   57
    7.7         Notices . . . . . . . . . . . . . . . . . . . . . . . . .   57
    7.8         Environmental Laws. . . . . . . . . . . . . . . . . . . .   58
    7.9         Further Assurances. . . . . . . . . . . . . . . . . . . .   59

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    7.10        Additional Collateral . . . . . . . . . . . . . . . . . .   59
    7.11        Deposit Account Agreements. . . . . . . . . . . . . . . .   60
    7.12        Flood Insurance . . . . . . . . . . . . . . . . . . . . .   60

SECTION 8.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .   61

    8.1         Financial Condition Covenants . . . . . . . . . . . . . .   61
    8.2         Limitation on Indebtedness. . . . . . . . . . . . . . . .   62
    8.3         Limitation on Liens . . . . . . . . . . . . . . . . . . .   63
    8.4         Limitation on Fundamental Changes . . . . . . . . . . . .   64
    8.5         Limitation on Sale of Assets. . . . . . . . . . . . . . .   64
    8.6         Limitation on Dividends . . . . . . . . . . . . . . . . .   65
    8.7         Limitation on Capital Expenditures. . . . . . . . . . . .   65
    8.8         Limitation on Investments, Loans and Advances . . . . . .   66
    8.9         Limitation on Optional Payments and Modifications of. . .   67
    8.10        Limitation on Transactions with Affiliates. . . . . . . .   68
    8.11        Limitation on Sales and Leasebacks. . . . . . . . . . . .   68
    8.12        Limitation on Changes in Fiscal Year. . . . . . . . . . .   68
    8.13        Limitation on Negative Pledge Clauses . . . . . . . . . .   68
    8.14        Limitation on Lines of Business . . . . . . . . . . . . .   69
    8.15        Change in Deposit Account Locations . . . . . . . . . . .   69

SECTION 9.      EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . .   69

SECTION 10.     THE ADMINISTRATIVE AGENT. . . . . . . . . . . . . . . . .   73

    10.1        Appointment . . . . . . . . . . . . . . . . . . . . . . .   73
    10.2        Delegation of Duties. . . . . . . . . . . . . . . . . . .   73
    10.3        Exculpatory Provisions. . . . . . . . . . . . . . . . . .   73
    10.4        Reliance by Administrative Agent. . . . . . . . . . . . .   73
    10.5        Notice of Default . . . . . . . . . . . . . . . . . . . .   74
    10.6        Non-Reliance on Administrative Agent and Other Lenders. .   74
    10.7        Indemnification . . . . . . . . . . . . . . . . . . . . .   75
    10.8        Administrative Agent in Its Individual Capacity . . . . .   75
    10.9        Successor Administrative Agent. . . . . . . . . . . . . .   75

SECTION 11      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   75

    11.1        Amendments and Waivers. . . . . . . . . . . . . . . . . .   75
    11.2        Notices . . . . . . . . . . . . . . . . . . . . . . . . .   76
    11.3        No Waiver; Cumulative Remedies. . . . . . . . . . . . . .   77
    11.4        Survival of Representations and Warranties. . . . . . . .   78
    11.5        Payment of Expenses and Indemnification . . . . . . . . .   78
    11.6        Successors and Assigns; Participations and Assignments. .   78
    11.7        Adjustments; Set-off. . . . . . . . . . . . . . . . . . .   80
    11.8        Counterparts. . . . . . . . . . . . . . . . . . . . . . .   81

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    11.9        Severability. . . . . . . . . . . . . . . . . . . . . . .   81
    11.10       Integration . . . . . . . . . . . . . . . . . . . . . . .   81
    11.11       GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . .   81
    11.12       Submission To Jurisdiction; Waivers . . . . . . . . . . .   81
    11.13       Acknowledgments . . . . . . . . . . . . . . . . . . . . .   82
    11.14       WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . .   82
    11.15       Judgment. . . . . . . . . . . . . . . . . . . . . . . . .   82
    11.16       Confidentiality . . . . . . . . . . . . . . . . . . . . .   83

SCHEDULES

A               Permitted Jurisdictions
B               Eligible Off-Site Locations
1.1             Lenders and Commitments
2.5             Closing Date Letters of Credit
5.22            UCC Filing Locations
6.1(o)          Pro Forma Balance Sheet
6.1(p)          Capital Structure
6.1(r)          Consents
7.1(a)          Mortgaged Properties
8.2             Existing Indebtedness
8.3             Existing Liens
8.8             Existing Investments
8.15            Deposit Accounts and Related Bank Accounts

EXHIBITS

A-1             Revolving Credit Note
A-2             Term Note
B               Mortgage
C               Holding Companies Pledge Agreement
D               Borrower Pledge Agreement
E               Subsidiaries Pledge Agreement
F               Borrower Security Agreement
G               Subsidiaries Security Agreement
H               Holding Companies Guarantee
I               Subsidiaries Guarantee
J-1             Borrower Closing Certificate
J-2             Holding Companies Closing Certificate
J-3             Subsidiaries Closing Certificate
K               Officer's Certificate
L-1             Opinion of U.S. Counsel to the Borrower
L-2             Opinion of U.K. Counsel to the Borrower
L-3             Opinion of Local Counsel
M               Assignment and Acceptance
N               Borrowing Base Certificate
O               Solvency Opinion

          CREDIT AGREEMENT, dated as of October 8, 1996 among ASTOR CORPORATION, a Delaware corporation (the "BORROWER"), the several banks and other financial institutions from time to time parties to this Agreement (the "LENDERS") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "ADMINISTRATIVE AGENT").

                             W I T N E S S E T H :

          WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 12, 1996 (the "MERGER AGREEMENT"), by and among the Borrower and the shareholders of ADCO Technologies Inc., a Delaware corporation ("ADCO"), on the Closing Date a Subsidiary of the Borrower will be merged into ADCO and ADCO will be merged into the Borrower (the "ACQUISITION");

          WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders enter into this Credit Agreement to provide a portion of the funds required to finance the Acquisition, to refinance existing indebtedness of the Borrower and for the working capital needs of the Borrower;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties to this Agreement hereby agree as follows:

SECTION 1. DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ABI SHAREHOLDER INTERCOMPANY NOTES": the amended and restated notes dated October 1, 1996 of ABI Acquisition 2 plc, ABI Acquisition 1 plc and Astor II to ABI Acquisition 1 plc, Astor II and Astor Holdings, Inc., respectively, in connection with the acquisition of Astor Stag Limited and each in a principal amount equal to L3,736,295 plus the principal amount of all ABI Shareholder Notes issued from time to time in payment of interest on the then outstanding ABI Shareholder Notes pursuant to the terms thereof.

          "ABI SHAREHOLDER NOTES": means the Series A L2,285,307 8% Subordinated Notes due 2003 and the Series B L1,450,988 8% Subordinated Notes due 2003 issued by Astor Holdings, Inc. to the former shareholders of Associated British Industries Limited, plc.

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
     (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "THREE MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "BOARD") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR LOANS": Loans the rate of interest applicable to which is based upon the ABR.

          "ACCOUNTS": as defined in the Uniform Commercial Code as in effect in the State of New York; and, with respect to the Borrower and its Subsidiaries (other than Astor Stag S.A.), all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation (i) all accounts receivable of such Person including, without limitation, all accounts created by or arising from all of such Person's sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (ii) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) all rights to any goods represented by any of the foregoing, including returned or repossessed goods and (iv) all reserves and credit balances held by such Person with respect to any such accounts receivable or any Obligors.

          "ACQUISITION": as defined in the recitals to this Agreement.

          "ACQUISITION DOCUMENTS": the collective reference to the Merger Agreement and any other agreements, instruments and other documents delivered in connection therewith, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

          "ADMINISTRATIVE AGENT": as defined in the preamble to this Agreement.

          "AFFILIATE": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "AGGREGATE OUTSTANDING REVOLVING CREDIT EXTENSIONS OF CREDIT": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

          "APPLICABLE MARGIN": for each Type of Loan, (i) until the Borrower shall have delivered to the Administrative Agent satisfactory audited consolidated financial statements of the Borrower and its Subsidiaries for each of the fiscal quarters during the period from the date hereof to and including December 31, 1997, 2.50% in the case of Eurocurrency Loans and 1.25% in the case of ABR Loans and (ii) thereafter, a percentage determined in accordance with the following pricing grid:

       Total Debt Ratio                      ABR Loans      Eurocurrency Loans
       ----------------                      ---------      ------------------

       Greater than or equal to 3.5 to 1       1.25%              2.50%

       Less than 3.5 to 1 but greater          1.00               2.25
       than or equal to 3.0 to 1

       Less than 3.0 to 1                       .75               2.00


          "APPLICATION": an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

          "ASSIGNEE": as defined in subsection 11.6(c).

          "ASTOR II": Astor Holdings II, Inc.

          "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment over (b) the Dollar Equivalent of such Lender's Aggregate Outstanding Revolving Credit Extensions of Credit at such time.

          "BORROWER DEPOSIT ACCOUNT AGREEMENT": the Deposit Account Agreement to be executed and delivered by the Borrower, in form and substance satisfactory to the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

          "BORROWER PLEDGE AGREEMENT": the Pledge Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

          "BORROWER SECURITY AGREEMENT": the Security Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

          "BORROWER SECURITY DOCUMENTS": the collective reference to the Borrower Deposit Account Agreement, the Borrower Pledge Agreement and the Borrower Security Agreement.

          "BORROWING BASE": an amount equal to the sum (without duplication) of
     (a) 85% of Eligible Accounts Receivable PLUS (b) 50% of Eligible Inventory; PROVIDED that no more than 50% of the Borrowing Base at any time may be attributable to Eligible Inventory. All determinations in connection with the Borrowing Base shall be made by the Borrower and certified to the Administrative Agent by a Responsible Officer of the Borrower; PROVIDED HOWEVER, that the Administrative Agent shall have the final right to review and adjust, in its reasonable judgment, any such determination to the extent such determination is not in accordance with this Agreement.

          "BORROWING BASE CERTIFICATE": a Certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit N hereto and appropriately completed.

          "BORROWING DATE": any Business Day specified in a notice pursuant to subsection 2.3 or 3.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City and London are authorized or required by law to close.

          "CAPITAL EXPENDITURES" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events Capital Lease Obligations incurred in such period, but excluding (i) expenditures constituting the purchase price for Permitted Acquisitions and (ii) amounts constituting Net Proceeds of asset sales and property and casualty insurance policies which are reinvested in the business of the Borrower in accordance with Section 4.4 by the Borrower and its Subsidiaries during such period) that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

          "CAPITAL LEASE": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "CAPITAL LEASE OBLIGATIONS": of any Person as of the date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person under GAAP.

          "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "CAPITALIZATION DOCUMENTS": the collective reference to the organizational or governing documents of each Loan Party and each of the subscription agreements, stockholders' agreements, certificates of designation and other agreements governing the issuance of or setting forth the terms of any Capital Stock issued or to be issued by the Borrower or any Subsidiary.

          "CASH EQUIVALENTS": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("MOODY'S"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses
     (a) through (f) of this definition.

           "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

           "C/D RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "CHANGE OF CONTROL": shall be deemed to have occurred if (a) Century City 1800 Partners L.P., any investment fund managed by Aurora Capital Partners, Gerald L. Parsky or any Person controlled by Gerald L. Parsky or any Related Person collectively shall at any time not own directly or indirectly, beneficially and of record, at least 51% (on a fully diluted basis) of the economic interest in, or outstanding Voting Stock of, the Borrower unless Century City 1800 Partners L.P., any investment fund managed by Aurora Capital Partners, Gerald L. Parsky or any Person controlled by Gerald L. Parsky or any Related Person collectively (i) hold, directly or indirectly, at least 35% of the outstanding Voting Stock of the Borrower, (ii) constitute, directly or indirectly, the largest holder of outstanding Voting Stock of the Borrower and (iii) have the power to elect a majority of the members of the board of directors of the Borrower or (b) if a majority of the members of the board of directors of the Borrower are not Continuing Directors.

          "CHASE": The Chase Manhattan Bank.

     "CLOSING DATE": the date on which each of the conditions precedent set forth in subsection 6.1 shall be satisfied.

          "CODE": the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

          "COMMITMENT": as to any Lender, the Revolving Credit Commitment and the Term Loan Commitment of such Lender; collectively, as to all the Lenders, the "COMMITMENTS".

          "COMMITMENT PERCENTAGE": as to any Lender, the percentage of the aggregate Commitments constituted by such Lender's Commitment.

          "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "CONSOLIDATED CASH INTEREST EXPENSE": for any fiscal period, the aggregate amount of interest in respect of Consolidated Total Debt payable in cash during such period as determined on a consolidated basis in accordance with GAAP, MINUS the aggregate amount of interest income of Astor II and its Subsidiaries during such period payable in cash.

          "CONSOLIDATED DEBT SERVICE": for any fiscal period, the sum, for Astor II and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (a) all regularly scheduled payments of principal of Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Leases) during such period PLUS (b) Consolidated Cash Interest Expense for such period.

          "CONSOLIDATED EBITDA": for any fiscal period,

          (A) Consolidated Net Income for such period

     PLUS

          (B) to the extent deducted in computing such Consolidated Net Income, the sum of (i) consolidated income tax expense of Astor II, (ii) consolidated interest expense of Astor II, (iii) consolidated depreciation and amortization expense of Astor II,

     MINUS

          (C) to the extent added in computing such consolidated net income, (i) any interest income and (ii) any extraordinary gains (or plus extraordinary losses) during such period, all as determined on a consolidated basis, of Astor II and its Subsidiaries in accordance with GAAP.

          "CONSOLIDATED FIXED CHARGES": for any fiscal period, the sum, without duplication, of (a) Consolidated Debt Service for such period, (b) taxes paid in cash by Astor II and its Subsidiaries during such period, (c) Capital Expenditures other than to the extent financed by incurrence of Indebtedness permitted pursuant to Section 8.2(c) during such period and
     (d) any dividends paid pursuant to clause (iii) of subsection 8.6.

          "CONSOLIDATED NET INCOME": for any fiscal period, the consolidated net income (or loss) of Astor II and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED TOTAL DEBT": at any date, all consolidated Indebtedness of Astor II and its Subsidiaries outstanding on such date.

          "CONSOLIDATED WORKING CAPITAL": at any date, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of Astor II and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of Astor II and its Subsidiaries on such date, but excluding the current portion of any Indebtedness for borrowed money.

          "CONTINUING DIRECTORS": as of any date of determination, any member of the board of directors of the Borrower who (i) was a member of such board of directors on the date hereof or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

          "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "DEBENTURE": the Debenture made on October 8, 1996 by Astor Stag Limited in favor of the Borrower.

          "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "DEFAULTED RECEIVABLE": any Account which:

                    (i) has been or should have been charged-off as not creditworthy in conformity with the accounting policies of the Borrower and its Subsidiaries as in effect on the Closing Date; or

                    (ii) is owed by an account debtor described in clause (k) of the definition of Eligible Accounts Receivable.

          "DEPOSIT ACCOUNT AGREEMENTS": the collective reference to the Borrower Deposit Account Agreement and the Subsidiaries Deposit Account Agreement.

          "DOLLAR EQUIVALENT": shall mean, with respect to any monetary amount denominated in (i) Dollars, such amount, and (ii) any other currency, at any time for the determination thereof, the amount of Dollars obtained by converting such other currency into Dollars at the average of the spot rates for the purchase of Dollars with such other currency, as quoted by the Administrative Agent at approximately 11:00 A.M. (New York City time), on the date of determination thereof specified herein or if the date of determination thereof is not otherwise specified herein, in each case on the date two Business Days prior to such determination.

          "DOLLARS" and "$": dollars in lawful currency of the United States of America.

          "DOMESTIC SUBSIDIARY": any Subsidiary of the Borrower which is not a Foreign Subsidiary and shall in any event include ABI Acquisition 1 plc.

          "ELIGIBLE ACCOUNTS RECEIVABLE": at any time, an amount equal to the aggregate outstanding balance of all Accounts of the Borrower and its Subsidiaries (other than Astor Stag S.A.) payable in the United States of America or the United Kingdom in Dollars or Sterling as set forth in the aging reports of billed Accounts for the Borrower and its Subsidiaries (other than Astor Stag S.A.) as of such time, PROVIDED that, unless otherwise approved in writing by the Administrative Agent, no Account shall be deemed to be an Eligible Account Receivable if:

               (a) such Account was, at the date of the original issuance of the respective invoice therefor, payable more than 60 days after such date;

               (b) the Obligor thereon has been the obligor in respect of Defaulted Receivables at any time during the immediately preceding 12-month period (other than Defaulted Receivables described in clause
          (ii) of the definition of Defaulted Receivables if the respective dispute, claim or defense has been resolved or if such dispute, claim, defense or right of set-off is neither applicable to nor asserted with respect to any Account other than the Defaulted Receivables);

               (c) such Account is not a bona fide, valid and legally enforceable obligation of the account debtor in respect thereof arising from the actual sale and delivery of goods or rendition and acceptance of services in the ordinary course of business to such account debtor;

               (d) such Account remains unpaid for more than 60 days after the date set forth for payment in the invoice originally issued therefor;

               (e) it is from the same Obligor (or any Affiliate thereof) and 50% or more, in face amount, of all Accounts from such Obligor (and its known Affiliates) are ineligible pursuant to (a) or (c) above;

               (f) the Obligor is the Borrower or any Subsidiary or other Affiliate thereof (other than Rheochem);

               (g) the sale giving rise thereto is to an Obligor outside the United States, the United Kingdom or any of the other jurisdictions specified on Schedule A or to an Obligor in any other jurisdiction if the obligation thereunder is backed by a letter of credit acceptable to the Administrative Agent, unless the Administrative Agent shall have notified the Borrower to the contrary;

               (h) such Account is the result of a charge-back or a reinvoice of a disputed Receivable or Defaulted Receivable;

               (i) such Account has been or should have been charged off as not creditworthy in conformity with the accounting policies of the Borrower and such Subsidiaries as in effect on the Closing Date;

               (j) it is an Account which may be set off or charged against (i) any adverse security deposit or other similar deposit made by or for the benefit of the applicable Obligor or (ii) any trade payable, rebate obligation or other similar liability owing to the applicable Obligor; PROVIDED that any Account deemed ineligible pursuant to this clause (j) shall only be ineligible to the extent of such set-off or charge against such adverse security deposit, trade payable, rebate obligation or other similar deposit or liability;

               (k) it arises from the sale to the Obligor on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; PROVIDED, HOWEVER, that no Account shall be excluded pursuant to this clause (k) solely as a result of customary quality warranties or the general right to return goods provided by the Borrower or its Subsidiaries;

               (l)(i) the Obligor thereon has disputed its liability on, or the Obligor thereon has made any claim or defense with respect to, such Account or any other Account due from such Obligor to any Loan Party, which has not been resolved or (ii) such Account otherwise is or may become subject to any right of set-off by the Obligor thereon; PROVIDED that any Account deemed ineligible pursuant to this clause
          (1) shall
          only be ineligible to the extent of the amount owed by such Loan Party to the Obligor thereon, the amount of such dispute, claim or defense, or the maximum amount at any time of such right of set-off, as applicable;

               (m) such Account is not owned solely by such Person free and clear of all Liens or other rights or claims of any other Person (except in favor of the Administrative Agent or the Borrower securing amounts owing under the Intercompany Note);

               (n) a proceeding under bankruptcy or similar laws has occurred and is continuing with respect to the Obligor thereon;

               (o) the Obligor thereon is any Governmental Authority;

               (p) the goods giving rise to such Account have not been shipped and delivered to the Obligor thereon or the services giving rise to such Account have not been performed or such Account otherwise does not represent a final sale or transfer of title to such Obligor;

               (q) such Account does not comply in all material respects with all applicable legal requirements;

               (r) if the Accounts due from any Obligor exceed an amount equal to 20% of the aggregate of all Accounts at said time, an amount of such Accounts equal to such excess;

               (s) such Account is subject to any material restrictions on the transfer, assignability or sale thereof, enforceable against the assignee, except (i) as described in clause (m) above or (ii) pursuant to any Loan Document;

               (t) the Administrative Agent does not have a valid and perfected first priority security interest in such Account for the benefit of the Lenders (or in favor of the Borrower securing amounts owing under the Intercompany Note) or such Account does not otherwise conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents; or

               (u) such Account has otherwise been determined by the Administrative Agent, exercising its reasonable discretion, to be unacceptable;

          PROVIDED that no more than 50% of the Eligible Accounts Receivable shall be attributable to Accounts, the sales giving rise to which are to Obligors outside the United States, unless such Accounts are guaranteed by a third party acceptable to the Administrative Agent.

          "ELIGIBLE INVENTORY": all Inventory (other than discontinued or obsolete Inventory and work-in-process not saleable by the Borrower and its Subsidiaries in its then current form) of the Borrower and its Subsidiaries (other than Astor Stag S.A.) for sale to customers not excluded pursuant to clauses (a) through (h) below. In determining the amount to be so included, the amount of such Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrower's or the relevant Subsidiary's current and historical accounting practice LESS reserves taken, if any, on account of physical inventory adjustments as recorded in the Borrower's or such Subsidiary's accounting records and goods in transit to third parties that are not excluded pursuant to clauses
     (a) through (h) below. Unless otherwise approved in writing by the Administrative Agent, no Inventory shall be deemed Eligible Inventory of the Borrower or any of its Subsidiaries (other than Astor Stag S.A.) if such Inventory:

               (a) is not owned solely by such Person free and clear of all Liens or other rights or claims of any other Person (except in favor of the Administrative Agent for the benefit of the Lenders or in favor of the Borrower securing amounts owing under the Intercompany Note) or is leased or on consignment or such Person does not have good and valid title thereto;

               (b) is damaged or has been returned or rejected by any prospective buyer thereof;

               (c) is allocable to contracts with Governmental Authorities,

               (d) is located at any location other than (i) a warehouse or plant owned or leased by the Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that no Inventory which is located at a storage or manufacturing facility leased by the Borrower or any of its Subsidiaries shall be considered "Eligible Inventory" unless the Borrower or any of its Subsidiaries shall have obtained a written waiver from the lessor of such property of any statutory or common law landlord's lien with respect to such Inventory; PROVIDED, FURTHER, that up to $5,000,000 of such Inventory may be included as Eligible Inventory without such a waiver or (ii) any of the sites described in Schedule B (other than inventory in transit in possession of a bailee who has issued a negotiable document therefor and a perfected security interest in favor of the Administrative Agent has been created in respect thereof; PROVIDED that such amounts included as Eligible Inventory shall not exceed $1,000,000);

               (e) is not subject to a perfected first priority Lien in favor of the Administrative Agent for the benefit of the Lenders or in favor of the Borrower in connection with the Intercompany Note;

               (f) is not located in the United States or the United Kingdom;

               (g) does not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents; or

               (h) has otherwise been determined by the Administrative Agent, exercising its reasonable discretion, to be unacceptable.

           "EMPLOYER REVERSION": the amount of cash and the fair market value of other property received (directly or indirectly) by the Borrower or any Commonly Controlled

     Entity from any Plan, whether or not the receipt of such amounts is subject to Section 4980 of Code.

          "ENVIRONMENTAL LAWS": any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

          "ENVIRONMENTAL PERMITS": any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "ENVIRONMENTAL REPORT": as defined in Section 6.1(ah).

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EUROCURRENCY LOAN": the individual or collective reference to a Eurodollar Loan and/or a Eurosterling Loan, as the context requires.

          "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                  EURODOLLAR BASE RATE
        ----------------------------------------
        1.00 - Eurocurrency Reserve Requirements

          "EUROSTERLING BASE RATE": with respect to each day during each Interest Period pertaining to a Eurosterling Loan, the rate per annum equal to the rate at which Chase is offered Sterling deposits at or about 11:00 A.M. London time, or 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurosterling market where the eurosterling and foreign currency and exchange operations in respect of its Eurosterling Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurosterling Loan to be outstanding during such Interest Period.

          "EUROSTERLING LOANS": Loans the rate of interest applicable to which is based upon the Eurosterling Rate.

          "EUROSTERLING RATE": with respect to each day during each Interest Period pertaining to a Eurosterling Loan, a rate per annum equal to the sum of (a) the Eurosterling Base Rate and (b) the rate per annum calculated by the Administrative Agent on the Sterling Quotation Date for such Interest Period to be that which expresses the prevailing cost to the Administrative Agent of complying with the requirements for the time being of the Bank of England in respect of monetary control and liquidity in respect of such Eurosterling Loan and such Interest Period.

          "EVENT OF DEFAULT": any of the events specified in Section 9; PROVIDED that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "EXCESS CASH FLOW": for any fiscal period, an amount equal to the excess of

     (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges, including losses from asset sales, to the extent deducted in arriving at such Consolidated Net Income and (iii) decreases in Consolidated Working Capital for such period.

     OVER

     (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,
     (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iii) gains from asset sales during such period, (iv) scheduled principal payments in such period in respect of all outstanding Indebtedness permitted under Section 8.2 (including without limitation all amounts expended in respect of Capital Leases), (v) the aggregate amount of all prepayments of Revolving Credit Loans made during such period to the extent accompanying permanent reductions of the Revolving Credit Commitments are made, (vi) the aggregate amount of all scheduled principal payments and optional prepayments of principal of Term Loans, (vii) increases in Consolidated Working Capital for such period and (viii) the amount set forth in clauses (ii) and (iii) of subsection 8.6.

          "FOREIGN SUBSIDIARY": any Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America (other than ABI Acquisition 1 plc).

          "FRANCS": francs in lawful currency of Belgium.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "HEDGING ARRANGEMENT": (a) any transaction which is a rate swap transaction, basis swap, forward rate transaction, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any commodity swap or other agreement designed to protect against fluctuations in the price of oil or oil-related products and (c) any combination of these transactions.

          "HOLDING COMPANIES": Astor II and Astor Holdings, Inc.


          "HOLDING COMPANIES GUARANTEES": each Guarantee to be executed and delivered by the Holding Companies, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

          "HOLDING COMPANIES PLEDGE AGREEMENT": the Pledge Agreement to be executed and delivered by each Holding Company, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

          "INDEBTEDNESS": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding current liabilities in respect of trade payables incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person,
     (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all Guarantee Obligations of such Person and shall in any event (except, to the extent of Hedging Arrangements for legitimate hedging purposes related to the business of the Borrower and its Subsidiaries and not for speculative purposes, for purposes of calculating the ratios set forth in subsection 8.1) include the Borrower's or any of its Subsidiaries' net exposure under any Hedging Arrangements.

          "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "INSOLVENT": pertaining to a condition of Insolvency.

          "INTERCOMPANY NOTE": the note payable by Astor Stag Ltd. to the Borrower, substantially in the form of Exhibit P, as amended, supplemented or otherwise modified in accordance with the terms hereof.

          "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the first day of each October, January, April and July, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "INTEREST PERIOD": with respect to any Eurocurrency Loan:

                   (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, three or six months (or, to the extent available to all the Lenders, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                   (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, three or six months (or, to the extent available to all the Lenders, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     PROVIDED that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) no Interest Period applicable to Revolving Credit Loans or Term Loans shall extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as the case may be;

               (3) any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

          "INVENTORY": as defined in the Uniform Commercial Code as in effect in the State of New York; and, with respect to the Borrower and its Subsidiaries (other than Astor Stag S.A.), all such Inventory of the Borrower and such Subsidiaries.

          "ISSUING BANK": Chase, in its capacity as issuer of any Letter of Credit.

          "L/C FEE PAYMENT DATE": with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof.

          "L/C OBLIGATIONS": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including, without limitation, in the case of outstanding Subsidiary Backstop Letters of Credit, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.8(a) (including, without limitation, in the case of Subsidiary Backstop Letters of Credit, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 2.8(a)).

          "L/C PARTICIPANTS": the collective reference to all the Lenders other than the Issuing Bank.

          "LETTERS OF CREDIT": as defined in paragraph 2.4(a).

          "LIEN": any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement intended for security, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

          "LOAN": any loan made by any Lender pursuant to this Agreement.

          "LOAN DOCUMENTS": this Agreement, any Notes, the Applications, the Subsidiaries Guarantees, the Holding Companies Guarantees and the Security Documents.

          "LOAN PARTIES": the Borrower and each Subsidiary of the Borrower and each Holding Company which is a party to a Loan Document.

          "MAJORITY LENDERS": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

          "MANAGEMENT SERVICES AGREEMENT" means the Management Services Agreement dated June 8, 1995 among Astor Holdings, Inc., UBS Capital Corporation and Century City 1800 Partners, L.P., a Delaware limited partnership.

          "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries to consummate the Acquisition or to perform their obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lenders hereunder or thereunder.

          "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

          "MERGER AGREEMENT": as defined in the recitals to this Agreement.

          "MORTGAGES": the collective reference to the mortgages and deeds of trust to be executed and delivered by the Borrower or the appropriate Subsidiary, in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

          "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET PROCEEDS": (a) with respect to the sale or other disposition of any asset by the Borrower or any of its Subsidiaries (including, without limitation, in connection with any sale-leaseback or as a result of any casualty or condemnation), the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition over (ii) the sum of (A) the principal amount of any Indebtedness which is secured by any such asset (other than Indebtedness assumed by the purchaser of such asset) or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness outstanding hereunder), (B) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such sale or other disposition and (C) federal and state taxes incurred (and, in the case of any disposition by any Foreign Subsidiary, taxes of relevant foreign jurisdictions) in connection with such sale;

          (b) with respect to the sale or other disposition of any Capital Stock by the Borrower or any of its Subsidiaries, the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition over (ii) the sum of (A) the principal amount of any Indebtedness which is secured by any such Capital Stock (other than Indebtedness assumed by the purchaser of such Capital Stock) or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness outstanding hereunder),
     (B) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such sale or other disposition and (C) federal and state taxes incurred (and, in the case of any disposition by any Foreign Subsidiary, taxes of relevant foreign jurisdictions) in connection with such sale; and

          (c) with respect to the incurrence of any additional Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness permitted pursuant to subsection 8.2), the excess of (i) the aggregate amount of such Indebtedness over (ii) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with incurring such Indebtedness.

          "NON-EXCLUDED TAXES": as defined in subsection 4.13.

          "NOTES": the collective reference to the Revolving Credit Notes and the Term Notes.

          "OBLIGOR": any purchaser of goods or services or other Person obligated to make payment to the Borrower or a Subsidiary in respect of a purchase of such goods or services.

          "PARTICIPANT": as defined in subsection 11.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "PERMITTED ACQUISITIONS": as defined in subsection 8.8(c).

          "PERMITTED L/C SUBSIDIARY": Astor Stag S.A. or any Subsidiary of the Borrower organized under the laws of the United Kingdom.

          "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "PLEDGE AGREEMENTS": the collective reference to the Borrower Pledge Agreement, each Subsidiaries Pledge Agreement and each Holding Companies Pledge Agreement.

          "PREFERRED STOCK": the Capital Stock of Astor Holdings, Inc. issued pursuant to the Certificate of Designations attached to the certificate delivered pursuant to Section 6.1(c) having a liquidation preference over the common stock of Astor Holdings, Inc.

          "PRO FORMA BALANCE SHEET": as defined in subsection 5.1(a).

          "REGISTER": as defined in subsection 11.6(d).

          "REGULATION U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse the Issuing Bank pursuant to subsection 2.8(a) for amounts drawn under Letters of Credit.

          "RELATED PERSON" means as to any natural person, (i) such Person's spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of any of such natural persons and
     (ii) any corporation, partnership, trust or other Person in which no one has any interest (directly or indirectly) except for any of such natural person, such spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of any such natural persons.

          "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
     Section 2615.

          "REQUIREMENT OF LAW": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER": the chief executive officer or the chief administrative officer of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

          "REVOLVING CREDIT COMMITMENT": with respect to each Lender its obligation to make Revolving Credit Loans pursuant to subsection 2.1 in an amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1, as such amount may be reduced from time to time pursuant to this Agreement.

          "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the date hereof to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

          "REVOLVING CREDIT LOANS": as defined in subsection 2.1.

          "REVOLVING CREDIT NOTE": as defined in subsection 2.2.

          "REVOLVING CREDIT TERMINATION DATE": October 1, 2002, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

          "RHEOCHEM": Rheochem Technologies, Inc., a Delaware corporation.

          "SECURITY AGREEMENTS": the collective reference to the Borrower Security Agreement and the Subsidiaries Security Agreements.

          "SECURITY DOCUMENTS": the collective reference to the Deposit Account Agreements, the Mortgages, the Pledge Agreements, the Security Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

          "SIGNIFICANT SUBSIDIARY": with respect to any Person, any Subsidiary of such Person that would be a "significant subsidiary" as defined in
     Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof and in any event shall include Astor Stag Limited.

          "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount that will be required to pay all "liabilities of such Person, contingent or otherwise", as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured,
     (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (c) such Person will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person; in each case after giving effect to (A) as of the Closing Date the making of the extensions of credit to be made on the Closing Date and to the application of the proceeds of such extensions of credit and (B) on any date after the Closing Date, the making of any extension of credit to be made on such date, and to the application of the proceeds of such extension of credit. For purposes of this definition, (i) "debt" means liability on a "claim" and (ii) "claim" means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

          "STERLING" and "L": pounds sterling in lawful currency of the United Kingdom.

          "STERLING QUOTATION DATE": for any Interest Period for which the Eurosterling Rate is to be determined hereunder, the Business Day on which quotations would ordinarily be given by banks in the London interbank market for deposits in Sterling for delivery on the first day of that Interest Period which date shall be two Business Days prior to the commencement of such Interest Period; PROVIDED that if, for any such Interest Period, quotations are not given on that date, the Sterling Quotation Date for that Interest Period shall be the next Business Day.

          "SUBORDINATED NOTES": the Borrower's 10.5% Senior Subordinated Notes due 2006.

          "SUBSIDIARIES DEPOSIT ACCOUNT AGREEMENTS": the Deposit Account Agreements to be executed and delivered by each Domestic Subsidiary specified by the Administrative Agent, in form satisfactory to the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

          "SUBSIDIARIES GUARANTEES": each Guarantee to be executed and delivered by each Domestic Subsidiary, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

          "SUBSIDIARIES PLEDGE AGREEMENT": the Pledge Agreement to be executed and delivered by each Domestic Subsidiary, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

          "SUBSIDIARIES SECURITY AGREEMENTS": each Security Agreement to be executed and delivered by each Domestic Subsidiary in favor of the Administrative Agent, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

         "SUBSIDIARIES SECURITY DOCUMENTS": the collective reference to the Subsidiaries Deposit Account Agreement, the Subsidiaries Pledge Agreement and the Subsidiaries Security Agreements.

         "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. ABI Acquisition 1 plc, a corporation dually incorporated in England and Delaware, shall be deemed to be a Subsidiary of the Borrower for all purposes of this Agreement at any time if it is a Subsidiary (as determined above) of the Borrower and/or Astor II. Because on the date of this Agreement, the Borrower owns, directly or indirectly, no more than 50% of the Voting Stock of Rheochem, and the Borrower does not control the management of Rheochem, on the date of this Agreement Rheochem is not a Subsidiary of the Borrower.

         "SUBSIDIARY BACKSTOP LETTERS OF CREDIT": any Letter of Credit issued to any Person for the account of the Borrower to provide credit support for Indebtedness of any Permitted L/C Subsidiary to such Person which is permitted under subsection 8.2.

         "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated June 28, 1995 among Astor Holdings, Inc., Astor II and the Borrower.

         "TERM LOAN": as defined in subsection 3.1.

         "TERM LOAN COMMITMENT": with respect to each Lender, the obligation of such Lender to make Term Loans pursuant to subsection 3.1 in an amount not to exceed the product of (i) the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.1 and (ii) a Dollar/Sterling exchange rate of 1.565 Dollars per Sterling, as such amount may be reduced from time to time pursuant to this Agreement.

         "TERM NOTE": as defined in subsection 3.2(a).

         "TOTAL DEBT RATIO": at any date of determination, the ratio of Consolidated Total Debt at such time to Consolidated EBITDA for the period of determination.

         "TRANCHE": the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day and whether such Loans are Revolving Credit Loans or Term Loans or any combination thereof); Tranches may be identified as "EUROCURRENCY TRANCHES".

         "TRANSFEREE": as defined in subsection 11.6(f).

         "TYPE": as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or a Eurosterling Loan.

         "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

         "VOTING STOCK": any class or classes of stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock or ownership interests of any other class or classes have or might have voting power by reason of the happening of any contingency).

         1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

         (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1 and accounting terms partly defined in subsection 1, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                       SECTION 2. REVOLVING CREDIT COMMITMENTS

         2.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans denominated in Dollars or Sterling ("REVOLVING CREDIT LOANS") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate unpaid principal amount the Dollar Equivalent of which, when added to such Lender's Commitment Percentage of the Dollar Equivalent of the then outstanding L/C Obligations, does not exceed the lesser of (i) such Lender's Revolving Credit Commitment and (ii) such Lender's Revolving Credit Commitment Percentage of the Dollar Equivalent of the Borrowing Base then in effect (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans and the Dollar Equivalent of the then outstanding L/C Obligations on the date on which the Borrower has given the Administrative Agent a notice of borrowing with respect to any Revolving Credit Loan for purposes of determining compliance with this subsection). During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

         (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Eurosterling Loans, (iii) ABR Loans or (iv) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.3 and 4.5; PROVIDED that no Revolving Credit Loan shall be made as a Eurodollar Loan or Eurosterling Loan after the day that is one month prior to the Revolving Credit Termination Date.

         2.2 REVOLVING CREDIT NOTES. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a "REVOLVING CREDIT NOTE"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount set forth opposite such Lender's name in Schedule 1.1 under the heading "Revolving Credit Commitment" and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender. Each Revolving Credit Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurocurrency Loans, the length of each Interest Period and Eurodollar Rate or Eurosterling Rate, as applicable, with respect thereto, on its internal books and records and/or on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation on such schedule shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; PROVIDED that the failure by any Lender to make any such recordation shall not affect the obligations of the Borrower under this Agreement or the Revolving Credit Notes. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Revolving Credit Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.7.

         2.3 PROCEDURE FOR REVOLVING CREDIT BORROWING. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; PROVIDED that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed,
(ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Eurosterling Loans or ABR Loans or a combination thereof and
(iv) if the borrowing is to be entirely or partly of Eurodollar Loans or Eurosterling Loans, the amounts of such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple thereof (or, if the then Available Revolving Credit Commitments or the Dollar Equivalent of the then available Borrowing Base are less than $500,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $1,000,000 or a whole multiple of $500,000 (or, in the case of Eurocurrency Loans made in Sterling, the Dollar Equivalent thereof) in excess thereof (or, if the then Available Revolving Credit Commitments or the Dollar Equivalent of the then available Borrowing Base are less than $1,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its PRO RATA share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the

Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

         2.4 LETTER OF CREDIT COMMITMENT. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in subsection 2.7(a), agrees to issue standby letters of credit ("LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Bank and in an aggregate amount not exceeding the Dollar Equivalent of $10,000,000; PROVIDED that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the Available Revolving Credit Commitment or the Dollar Equivalent of the then available Borrowing Base would be less than zero; and PROVIDED FURTHER that the Issuing Bank shall have no obligation to issue any Subsidiary Backstop Letter of Credit to provide credit support for Indebtedness of Astor Stag S.A. if, after giving effect to such issuance, the Dollar Equivalent of the aggregate amount of Subsidiary Backstop Letters of Credit issued to provide credit support for Indebtedness of Astor Stag S.A. would exceed $3,500,000 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans and the Dollar Equivalent of the then outstanding L/C Obligations on the date on which the Borrower has requested that the Issuing Lender issue a Letter of Credit for purposes of determining compliance with this subsection).

         (b) Each Letter of Credit shall be denominated in Dollars or, in the case of Subsidiary Backstop Letters of Credit, in Sterling or Francs, and shall expire no later than the earlier of (i) one year after the date of issuance and
(ii) ten business days prior to the Revolving Credit Termination Date; PROVIDED that any Letter of Credit with a one-year tenor may provide for the renewal or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

         (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

         (d) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

         2.5 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit for its own account by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event, other than those Letters of Credit set forth on Schedule 2.5 to be issued on the Closing Date, shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

         2.6 FEES, COMMISSIONS AND OTHER CHARGES. (a) The Borrower shall pay to the Issuing Bank a fronting fee with respect to each Letter of Credit in an amount equal to 1/4% per annum on the undrawn face amount of such Letter of Credit. Such fronting fee shall be payable quarterly in arrears to the Issuing Bank for its own account.

         (b) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the undrawn face amount of each such Letter of Credit. Such commissions shall be shared ratably among the Lenders participating in the Revolving Credit Commitments, shall be payable quarterly in arrears on the first L/C Fee Payment Date to occur after the date of issuance of each Letter of Credit and on each L/C Fee Payment Date to occur thereafter and shall be nonrefundable. Such fees and commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in Sterling or Francs. In respect of a Letter of Credit denominated in Sterling or Francs, such fees and commissions shall be converted into Dollars in accordance with the definition of "Dollar Equivalent" on the date on which they are paid (or, if such date is not a Business Day, on the Business Day next preceding such date).

         (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

         (d) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

         2.7 L/C PARTICIPATIONS. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand (which demand, in the case of any demand made in respect of any draft under a Subsidiary Backstop Letter of Credit, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with subsection 2.8(a)) at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

         (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to paragraph 2.7(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 2.7(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

         (c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its PRO RATA share of such payment in accordance with subsection 2.7(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its PRO RATA share thereof; PROVIDED that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

         2.8 REIMBURSEMENT OBLIGATION OF THE BORROWER. (a) The Borrower unconditionally agrees to reimburse the Issuing Bank (on behalf of itself and each of the Permitted L/C Subsidiaries) on each date on which the Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Subsidiary Backstop Letter of Credit denominated in Sterling or Francs, in the event that such payment is not made to the Issuing Lender within three Business Days of the date of receipt by the Borrower of such notice, upon notice by the Issuing Lender to the Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars in accordance with the definition of "Dollar Equivalent") and in immediately available funds. Any conversion by the Issuing Lender of any payment to be made by the Borrower in respect of any Letter of Credit denominated in Sterling or Francs into Dollars in accordance with this subsection 2.8(a) shall be conclusive and binding upon the Borrower and the Lenders in the absence of manifest error.

         (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

         (c) Each drawing under any Letter of Credit shall constitute a timely request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.3 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

         2.9 OBLIGATIONS ABSOLUTE. (a) The Borrower's obligations under this
Section 2 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.

         (b) The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 2.8(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or
(iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

         (c) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

         (d) The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

         2.10 LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

         2.11 APPLICATION. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 2, the provisions of this Section 2 shall apply.

         2.12 USE OF REVOLVING CREDIT LOANS AND THE LETTERS OF CREDIT. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used by the Borrower to (i) finance the Acquisition and Permitted Acquisitions and to pay related fees and expenses, (ii) refinance certain existing indebtedness of the Borrower, ABI Acquisition 2 plc and Astor Stag Limited and (iii) finance working capital needs of the Borrower and its Subsidiaries in the ordinary course of business and other general corporate purposes of the Borrower.

                           SECTION 3. TERM LOAN COMMITMENTS

         3.1 TERM LOANS. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan denominated in Sterling (a "TERM LOAN") to the Borrower on the Closing Date in an amount not to exceed the Term Loan Commitment of such Lender then in effect. The Term Loans shall at all times unless otherwise provided in this Agreement be Eurosterling Loans.

         3.2 TERM NOTES. (a) The Term Loan made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "TERM NOTE"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and in a principal amount equal to the amount set forth opposite such Lender's name in
Schedule 1.1 under the heading "Term Loan Commitment" (or the Sterling equivalent computed based on the exchange rate specified in the definition of Term Loan Commitment). Each Lender is hereby authorized to record the date and amount of the Term Loan made by such Lender, the date and amount of each payment or prepayment of principal of its Term Loan, and the length of each Interest Period and Eurosterling Rate with respect thereto, on its internal books and records and/or on the schedule annexed to and constituting a part of its Term Note, and any such recordation on such schedule shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; PROVIDED that the failure by any Lender to make any such recordation shall not affect the obligations of the Borrower under this Agreement and the Term Notes. The Term Note of each Lender shall (i) be dated the Closing Date, (ii) be payable as provided in subsection 3.2(b) and (iii) provide for the payment of interest in accordance with subsection 4.7.

         (b) The Term Loans shall be repayable in consecutive quarterly installments on the first day of each October, January, April and July, and on October 1, 2002, each such quarterly installment to be in an amount equal to the amount set forth below opposite October, 1997 and one-quarter of the amount set forth below opposite the period during which such installment comes due:

                   Period                                     Amount
                   ------                                     ------

              October, 1997                               L  638,977.60
              November, 1997 through October, 1998           958,466.40
              November, 1998 through October, 1999         1,597,444.72
              November, 1999 through October, 2000         2,875,399.20
              November, 2000 through October, 2001         2,875,399.20
              November, 2001 through October, 2002         3,833,865.60
                                                            ------------
                                                        L 12,779,552.72


         3.3 PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the Closing Date) requesting that the Lenders make the Term Loans on the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 noon on the Closing Date each Lender shall make available to the Administrative Agent at its office specified in subsection 11.2 the amount of such Lender's PRO RATA share of such request in immediately available funds. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

         3.4 USE OF TERM LOANS. The proceeds of the Term Loans shall be used by the Borrower to (i) finance the Acquisition and to pay related fees and expenses and (ii) refinance certain existing indebtedness of the Borrower, ABI Acquisition 2 plc and Astor Stag Limited.


                            SECTION 4. GENERAL PROVISIONS

         4.1 FEES. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date, computed at the rate of 1/2 of 1% per annum on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or such earlier date as the Commitments shall terminate as provided herein.

         (b) The Borrower shall pay to the Administrative Agent an administration fee in the amounts and at the times as separately agreed between the Borrower and the Administrative Agent.

         (c) The Borrower shall pay the Administrative Agent its customary per diem collateral and Borrowing Base examination fee for each day the Administrative Agent conducts a field examination of the collateral or Borrowing Base in accordance with subsection 7.6(b), which fee shall be payable promptly after invoice therefor.

         4.2 OPTIONAL REDUCTIONS OF COMMITMENTS. The Borrower shall have the right, upon not less than three Business Days notice to the Administrative Agent, from time to time, to reduce the unutilized amount of the Revolving Credit Commitments; PROVIDED that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Dollar Equivalent of the Aggregate Outstanding Revolving Extensions of Credit would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $500,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

         4.3 OPTIONAL PREPAYMENTS. The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurocurrency Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice to the Administrative Agent, in the case of Eurocurrency Loans, and 1 Business Day's irrevocable notice to the Administrative Agent, in the case of ABR Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Eurosterling Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. The Borrower may also, upon at least three Business Days' irrevocable notice to the Administrative Agent, prepay Eurocurrency Loans on a day which is not the last day of the Interest Period with respect thereto, together with any payment required pursuant to Section 4.14. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.14 and, in the case of prepayments of the Term Loans, accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans shall be applied FIRST to the unpaid installments thereof maturing in the next six months and SECOND to the remaining installments of principal thereof on a PRO RATA basis. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in the case of Eurocurrency Loans made in Sterling, the Dollar Equivalent thereof).

         4.4 MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS. (a) On the first Business Day after receipt by the Borrower or any Subsidiary of any Net Proceeds from the sale, lease, assignment, exchange or other disposition of any assets of the Borrower or any Subsidiary (including, without limitation, as a result of any casualty or condemnation occurring after the date hereof but not including sales or dispositions of assets permitted pursuant to subsection 8.5), the Borrower shall make a prepayment of the Loans (and collateralize or replace Letters of Credit in accordance with subsection 4.4(h)) in an amount equal to the amount of such Net Proceeds; PROVIDED that the Borrower shall not be required to make such a prepayment to the extent that it delivers to the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower, that it intends to reinvest such Net Proceeds in the business of the Borrower within 360 days of receipt thereof, it being expressly understood that any Net Proceeds not so reinvested shall be applied to prepay the Loans on the date 360 days after receipt thereof (or, unless the Borrower or any Subsidiary has, by the date which is 300 days after receipt thereof, made a binding commitment to make such reinvestment, subject only to reasonable and customary closing conditions, then such prepayment shall be made on the date which is 300 days after the receipt thereof).

         (b) On the first Business Day after receipt by the Borrower or any Subsidiary of any Net Proceeds from the issuance and sale of any Capital Stock of the Borrower or any Subsidiary (other than an issuance and sale by such Subsidiary to the Borrower or another Subsidiary), the Borrower shall make a prepayment of the Loans (and collateralize or replace Letters of Credit in accordance with subsection 4.4(h)) in an amount equal to the amount of such Net Proceeds; PROVIDED that if (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) Astor Holdings, Inc. redeems Preferred Stock with proceeds of the issuance and sale in an initial public offering of common stock of the Borrower distributed to the Holding Companies in an aggregate amount not exceeding 50% of the Net Proceeds of such initial public offering after the Closing Date, then the "Net Proceeds" of such initial public offering shall be deemed to be reduced by the aggregate amount distributed and applied in respect of such redemption of Preferred Stock.

         (c) On the first Business Day after receipt by the Borrower or any Subsidiary of any Net Proceeds from the incurrence of any Indebtedness by the Borrower or any Subsidiary (other than Indebtedness permitted pursuant to subsection 8.2), the Borrower shall make a prepayment of the Loans (and collateralize or replace Letters of Credit in accordance with subsection 4.4(h)) in an amount equal to the amount of such Net Proceeds.

         (d) On or before the earlier of the date on which the financial statements referred to in subsection 7.1(a) are required to be delivered in respect of a fiscal year of the Borrower and the date on which such financial statements are actually delivered, the Borrower shall, commencing with the fiscal year ended March 31, 1999, prepay the Loans (and collateralize or replace Letters of Credit in accordance with subsection 4.4(h)) in an amount equal to 50% of Excess Cash Flow for such fiscal years.

         (e) On the first Business Day after receipt by the Borrower or any Subsidiary of any Employer Reversion in the event that the Borrower or any Commonly Controlled Entity terminates, amends, merges, spins-off, reorganizes or engages in any other transaction involving any Plan (including, without limitation, any transaction which would result in any excise tax under Section 4980 of the Code), the Borrower shall make a prepayment of the Loans (and collateralize or replace Letters of Credit in accordance with subsection 4.4(h)) in an amount equal to such Employer Reversion net of any reasonable expenses or federal or state taxes incurred in connection with such termination, amendment, merger, spin-off, reorganization or other transaction.

         (f) All mandatory prepayments pursuant to this subsection 4.4 shall be applied FIRST to the then outstanding installments of the Term Loans on a PRO RATA basis and SECOND to the permanent reduction of the Revolving Credit Commitments.

         (g) If, at any time during the Revolving Credit Commitment Period, the Aggregate Outstanding Revolving Credit Extensions of Credit with respect to all of the Lenders exceeds the lesser of (i) the Dollar Equivalent of the Borrowing Base then in effect and (ii) the aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately repay the Revolving Credit Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.14; PROVIDED that if such excess results solely from a change in exchange rates, the Borrower shall be required to make repayments in the event, at the times and in the amounts specified in Subsection 4.16(c).

         (h) Each prepayment of the Loans pursuant to this subsection 4.4 shall be accompanied by payment in full of all accrued interest on the amount prepaid to and including the date of such prepayment, together with any additional amounts owing pursuant to subsection 4.14. Each reduction of the Revolving Credit Commitments pursuant to this subsection 4.4 shall be accompanied by a prepayment of the Revolving Credit Loans outstanding in an amount equal to the excess, if any, of the aggregate principal amount of Aggregate Outstanding Revolving Extensions of Credit outstanding over the lesser of the Dollar Equivalent of the Borrowing Base then in effect and the Revolving Credit Commitments, as so reduced. To the extent that the Aggregate Outstanding Revolving Extensions of Credit exceed the lesser of the Dollar Equivalent of the Borrowing Base then in effect and the Revolving Credit Commitments, as reduced, after Revolving Credit Loans have been prepaid in accordance with the immediately preceding sentence, the Borrower shall (i) replace outstanding Letters of Credit such that, after giving effect to such replacement, the Aggregate Outstanding Revolving Extensions of Credit are less than or equal to the lesser of the Dollar Equivalent of the Borrowing Base then in effect and the Revolving Credit Commitments, as reduced, and/or (ii) deposit in a cash collateral account with the Agent on terms and conditions satisfactory to the Agent and as cash collateral for the liability of the Issuing Bank (whether direct or contingent) under any Letter of Credit outstanding, an amount equal to the amount by which the Aggregate Outstanding Revolving Extensions of Credit exceed the Revolving Credit Commitments, as reduced. Any amounts deposited in any cash collateral account may be withdrawn by the Administrative Agent at any time to pay obligations owing under this Agreement or any other Loan Document when due. The unused portion of any amounts deposited by the Borrower in any such cash collateral account pursuant to this paragraph (h) and any earnings from investments of amounts on deposit therein, shall be paid to the Borrower after sufficient Letters of Credit have expired undrawn so that the Aggregate Outstanding Revolving Extensions of Credit shall no longer exceed the Revolving Credit Commitments as then reduced; PROVIDED that no Default or Event of Default has occurred and is continuing.

         4.5 CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election; PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of conversions of Term Loans, as the case may be).

         (b) Any Eurocurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1, of the length of the next Interest Period to be applicable to such Loans; PROVIDED that no Eurocurrency Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have; determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of continuations of Term Loans) and; PROVIDED FURTHER that if the Borrower shall fail to give such notice or if such continuation is not permitted, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (except, in the case of a failure to give such notice with respect to Term Loans, such Loans will be continued for the shortest available Interest Period as determined by the Administrative Agent).

         4.6 MINIMUM AMOUNTS AND MAXIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the Dollar Equivalent of the aggregate principal amount of the Loans comprising each Eurocurrency Tranche shall be equal to $1,000,000 (or an approximately comparable amount in the case of borrowings denominated in Sterling) or a whole multiple of $500,000 (or an approximately comparable amount in the case of borrowings denominated in Sterling) in excess thereof. In no event shall there be more than eight Eurocurrency Tranches outstanding at any time.

         4.7 INTEREST RATES AND PAYMENT DATES.

         (a) Each Eurocurrency Loan made in Dollars shall bear interest for each day during each Interest Period with respect thereto, from and including the first day thereof to but excluding the last day thereof, at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

         (b) Each Eurocurrency Loan made in Sterling shall bear interest for each day during each Interest Period with respect thereto, from and including the first day thereof to but excluding the last day thereof, at a rate per annum equal to the Eurosterling Rate determined for such day plus the Applicable Margin.

         (c) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

         (d) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal, interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (c) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

         (e) During such time as the Borrower shall not be in compliance with subsection 7.2(d) following notice from the Administrative Agent, outstanding Loans shall bear interest at the rate per annum equal to the ABR, Eurodollar Rate or Eurosterling Rate, as the case may be, plus the highest Applicable Margin applicable to such Type of Loans (regardless of the Total Debt Ratio at such time).

         (f) Interest shall be payable in arrears on each Interest Payment Date; PROVIDED that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.

         4.8 COMPUTATION OF INTEREST AND FEES. (a) Commitment fees and, whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements or the Eurosterling Rate shall become effective as of the opening of business on the day on which such change becomes effective.

         (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.7(a), (b) or (d).

         4.9 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

         (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or Eurosterling Rate for such Interest Period, or

         (b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate or Eurosterling Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that were to have been converted to or continued as Eurocurrency Loans on the first day of such Interest Period shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans.

         4.10 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made PRO RATA according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 11.2, in Dollars (or in Sterling with respect to Eurosterling Loans or in Sterling or Francs, as appropriate, with respect to L/C Obligations in Sterling or Francs) and whether in Dollars, Sterling or Francs in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or in the case of Eurosterling Loans, the rate customary in Sterling for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of any Loans made in Dollars, ABR Loans hereunder or, in the case of Loans to be made in Sterling, the rate customary in Sterling for settlement of similar inter-bank obligations plus the Applicable Margin hereunder, on demand, from the Borrower.

         (c) Notwithstanding any other provision contained herein, in the event that any Lender gives notice to the Administrative Agent that it is unable to fund Loans in Sterling at a reasonable cost to it, the Administrative Agent shall, until such notice is withdrawn and to the extent necessary in order to excuse such Lender from making any Loans in Sterling and to continue to make available to the Borrower the full aggregate amount of the Commitments, reallocate from time to time among the Lenders the outstanding Loans denominated in Dollars and the Loans in Sterling; PROVIDED that, in the event that the Lenders the Commitment Percentage of which aggregate at least 51% give such notice to the Administrative Agent, the Lenders shall not be required to make any Loans in Sterling until any such notices have been withdrawn so that the Lenders the Commitment Percentage of which aggregate at least 51% have either not given any such notice or have withdrawn any such notice.

         4.11 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall forthwith be cancelled (without affecting such Lender's obligations to make ABR Loans hereunder) and
(b) such Lender's Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and any notice of borrowing given pursuant to Sections
2.3 and 3.3 thereafter shall automatically be deemed a notice of borrowing for ABR Loans. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.14.

         4.12 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

              (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.13 and changes in the rate of tax on the overall net income of such Lender);

              (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (not already included in the calculation of the Eurodollar Rate or Eurosterling Rate) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or Eurosterling Rate hereunder; or

              (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

         (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

         (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall, no later than 270 days after acquiring knowledge thereof, notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         4.13 TAXES. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; PROVIDED that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

              (i) deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

              (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

              (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date hereof (in the case of a Lender that is a Lender on the Closing Date) or after the date on which such Lender becomes a Lender hereunder (in the case of a Lender that becomes a Lender after the Closing Date) prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

         4.14 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurocurrency Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto including, without limitation, in each case, any such loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained and any costs associated with the termination by any Lender of any foreign currency exchange arrangements made in connection with any Loan in Sterling. Such indemnification may include but is not limited to an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable Eurodollar Base Rate or Eurosterling Base Rate, as the case may be, for such Loans provided for herein (excluding the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency markets. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         4.15 CHANGE OF LENDING OFFICE. Each Lender agrees that if it makes any demand for payment under subsection 4.12 or 4.13(a), or if any adoption or change of the type described in subsection 5.11 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 4.12 or 4.13(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.11.

         4.16 CONTROLS ON PREPAYMENT IF AGGREGATE OUTSTANDING REVOLVING CREDIT EXTENSIONS OF CREDIT EXCEED AGGREGATE REVOLVING CREDIT COMMITMENTS. (a) The Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Revolving Credit Loans by the Borrower and the issuance of and drawings under Letters of Credit, with the object of preventing any request for a Revolving Credit Loan or Letter of Credit that would result in the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Extensions of Credit (whether made in Dollars and/or Sterling) with respect to all of the Lenders being in excess of the lesser of (x) the Borrowing Base and (y) the aggregate Revolving Credit Commitments then in effect, and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Extensions of Credit (made in Dollars or Sterling) with respect to all of the Lenders exceeds the lesser of (x) the Dollar Equivalent of the Borrowing Base and (y) the aggregate Revolving Credit Commitments then in effect. In the event that at any time the Borrower determines that the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Extensions of Credit (whether made in Dollars and/or Sterling) with respect to all of the Lenders exceeds the lesser of (x) the Borrowing Base and (y) the aggregate Revolving Credit Commitments then in effect, in each case, by more than 5% of such lesser amount, the Borrower will promptly notify the Administrative Agent.

         (b) The Administrative Agent will calculate the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Extensions of Credit (including any portion made in Sterling) with respect to all of the Lenders from time to time, and in any event not less frequently than once during each calendar month. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Issuing Lender in respect of outstanding L/C Obligations.

         (c) In the event that on any date the Administrative Agent calculates that the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Extensions of Credit (whether made in Dollars and/or Sterling) with respect to all of the Lenders exceeds the lesser of (x) the Borrowing Base and (y) the aggregate Revolving Credit Commitments then in effect, in each case, by more than 5% of such lesser amount, the Administrative Agent will give notice to such effect to the Borrower. Within five Business Days of receipt of any such notice, the Borrower will, as soon as practicable but in any event within five Business Days, FIRST, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), SECOND, pay any Reimbursement Obligations then outstanding and, THIRD, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent as shall be necessary to cause the Dollar Equivalent of the Aggregate Outstanding Revolving Credit Extensions of Credit (whether made in Dollars and/or Sterling), as the case may be, with respect to all of the Lenders to no longer exceed the lesser of (x) the Borrowing Base and (y) the Revolving Credit Commitments then in effect, as the case may be. If any such repayment or prepayment of a Eurocurrency Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lenders such amounts, if any, as may be required pursuant to subsection 4.14.

         4.17 BORROWING BASE COMPLIANCE. The Administrative Agent or another financial institution satisfactory to the Administrative Agent (including any Affiliate of the Administrative Agent) shall, as it reasonably deems to be necessary but no more frequently than once during each fiscal year (except during the occurrence of a Default or an Event of Default as frequently as the Administrative Agent deems necessary) from time to time during the Revolving Credit Commitment Period, review and confirm the information set forth in each Borrowing Base Certificate delivered by the Borrower in order to determine whether, at such time, the Borrower is in compliance with the requirements in respect of the Borrowing Base under this Agreement, and the Borrower shall reimburse the Administrative Agent for its reasonable out-of-pocket expenses (excluding fees, which are addressed separately in subsection 4.1(c)) in respect thereof. If the Borrower is not in compliance with such requirements, the Administrative Agent shall promptly notify the Borrower and the Lenders of such noncompliance and the Borrower shall promptly (and in any event within five Business Days of receipt of such notice) make all mandatory prepayments required pursuant to subsection 4.4(g) (and, if applicable, 4.4(h)).

                      SECTION 5. REPRESENTATIONS AND WARRANTIES

         To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, unless otherwise provided, after giving effect to the Acquisition, that:

         5.1 FINANCIAL CONDITION. (a) The PRO FORMA balance sheet of Astor II and its Subsidiaries (the "PRO FORMA BALANCE SHEET"), as of June 30, 1996 certified by the chief financial officer of the Borrower, copies of which have heretofore been furnished to each Lender, is the unaudited balance sheet of Astor II and its Subsidiaries, adjusted to give effect (as if such events had occurred on such date) to (i) the incurrence of any Term Loans and other Indebtedness to be incurred in connection with the Acquisition, (ii) the application of the proceeds thereof as contemplated hereby, (iii) the capitalization of Astor II as described in subsection 6.1(k) and (iv) each of the transactions contemplated by the Acquisition Documents to occur on or prior to the Closing Date. Such Pro Forma Balance Sheet, together with the notes thereto, was prepared based on good faith assumptions and on the best information available to the Borrower as of the date of delivery thereof, and reflects on a PRO FORMA basis the financial position of Astor II and its Subsidiaries as of the date thereof, as adjusted, as described above, assuming that the events and assumptions specified in the preceding sentence had actually occurred or had been true, as the case may be, at such date.

         (b) On the Closing Date, after giving effect to the Acquisition, neither the Borrower nor any of its Subsidiaries has any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected on the Pro Forma Balance Sheet or in the notes thereto. During the period from March 31, 1996 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person but excluding the Acquisition) material to the consolidated financial condition of the Borrower and its Subsidiaries.

         5.2 NO CHANGE. Since March 31, 1996, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and during the period from March 31, 1996 to and including the Closing Date, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower other than dividends set forth in clause (iii) of Subsection 8.6 nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

         5.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. The Borrower and each of its Subsidiaries and Holding Companies (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.4 CORPORATE POWER: AUTHORIZATION: ENFORCEABLE OBLIGATIONS. The Borrower and each of the other Loan Parties has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, any Notes and any Applications and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any of the other Loan Parties is a party, except for filings necessary for perfection of Liens in favor of the Lenders. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower or the other Loan Parties, as the case may be. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, or the other Loan Parties party thereto, enforceable against the Borrower, or the other Loan Parties party thereto, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         5.5 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents to which the Borrower or any of the other Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except for Liens in favor of the Lenders.

         5.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or Holding Companies or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

         5.7 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries or Holding Companies is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         5.8 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to (or, in the case of Foreign Subsidiaries, an analogous ownership interest in) or a valid leasehold interest in or a valid license for, all its real property, and good title to, or a valid leasehold interest in, all its other material property (and to its best knowledge all its other property), and none of such property is subject to any Lien except as permitted by subsection 8.3.

         5.9 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "INTELLECTUAL PROPERTY"). No claim which could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.10 NO BURDENSOME RESTRICTIONS. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries or Holding Companies has a Material Adverse Effect.

         5.11 TAXES. Each of the Borrower and its Subsidiaries and Holding Companies has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries or Holding Companies, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries or Holding Companies, as the case may
be), with respect to any such tax, fee or other charge.

         5.12 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-l or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

         5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, except for the failure of the ADCO union pension plan to be timely amended for purposes of the Tax Reform Act of 1986 and related legislation (which failure is currently being remedied through the IRS Closing Agreement Program and is not expected to result in any material liability to the Borrower), each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred (except as set forth in the Merger Agreement), and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except for the ADCO union pension plan, the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount in excess of $100,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

         5.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS. Neither the Borrower nor any of its Subsidiaries or Holding Companies is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

         5.15 SUBSIDIARIES. At the date hereof, Astor Holdings II, Inc. is the only direct Subsidiary of Astor Holdings, Inc., the Borrower and ABI Acquisition 1 plc are the only direct Subsidiaries of Astor Holdings II, Inc., ABI Acquisition 1 plc is the only direct Subsidiary of the Borrower, ABI Corporation and ABI Acquisition 2 plc are the only direct Subsidiaries of ABI Acquisition 1 plc, Astor Stag Limited is the only direct Subsidiary of ABI Acquisition 2 plc (except for dormant Subsidiaries in the process of liquidation, none of which own any assets except, as relevant, the stock of each other and certain intercompany accounts) and Astor Stag S.A. is the only direct Subsidiary of Astor Stag Ltd. (except for dormant Subsidiaries in the process of liquidation, none of which own any assets except, as relevant, the stock of each other and certain intercompany accounts). Astor Stag S.A. has no Subsidiaries.

         5.16 PURPOSE OF LOANS. The proceeds of the Revolving Credit Loans shall be used by the Borrower for the purposes described in subsection 2.12. The proceeds of the Term Loans shall be used by the Borrower for the purposes described in subsection 3.4.

         5.17 ENVIRONMENTAL MATTERS. Except to the extent any exception to any of the following would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

         (a) the Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) have no information as of the date hereof that would give rise to a reasonable belief that: any of their Environmental Permits will not be timely renewed and complied with, or would require material expense to so renew or comply; any additional Environmental Permits that may be required of any of them will not be timely obtained and complied with, or would require material expense to so obtain or comply; and compliance with any Environmental Law that is or is expected to become applicable to any of them will not be timely attained and maintained, or would require material expense to so attain and maintain.

         (b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which in light of indemnity rights drawn upon by the Borrower and its Subsidiaries to date with respect to groundwater remediation (which indemnity rights Borrower and its Subsidiaries have no information as of the date hereof that would give rise to a reasonable belief that such rights are not likely to continue being satisfied in materially the same manner as they have been through the date hereof) could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower's or any of its Subsidiaries' operations, or (iii) impair the
    fair saleable value for continuation in its existing   use of any real
    property owned or leased by the Borrower or any of its Subsidiaries in which the Lender will take a security interest.

         (c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

         (d) neither the Borrower nor any of its Subsidiaries has received any written request for information, or received any written claim from a third party that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

          (e) neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

         (f) in light of indemnity rights drawn upon by the Borrower and its Subsidiaries to date with respect to groundwater remediation (which indemnity rights Borrower and its Subsidiaries have no information as of the date hereof that would give rise to a reasonable belief that such rights are not likely to continue being satisfied in materially the same manner as they have been through the date hereof), neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

         (g) The Environmental Report contains no material inaccuracies, and does not omit any material facts, concerning the environmental hazards, conditions and liabilities (contingent or otherwise) to which the Borrower or any of its Subsidiaries may be subject.

         5.18 SOLVENCY. As of the Closing Date, after giving effect to the transactions contemplated to occur on the Closing Date, each Loan Party is Solvent.

         5.19 LABOR MATTERS. There are no pending strikes against the Borrower or any of its Subsidiaries. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Acquisition will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which the Borrower or any of its Subsidiaries (or any predecessor) is bound.

         5.20 ACQUISITION AND CAPITALIZATION DOCUMENTS; CONSUMMATION OF ACQUISITION. Each Lender has received complete copies of each of the material Acquisition Documents and Capitalization Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and any other Acquisition Documents or Capitalization Documents reasonably requested by the Administrative Agent. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived in any material respect, except pursuant to a written agreement or instrument which has heretofore been consented to by the Lenders. Each Acquisition Document and Capitalization Document has been duly executed and delivered by the parties thereto and is in full force and effect, and the Acquisition has been, or on the Closing Date will be, duly consummated in accordance with the terms and conditions of the Acquisition Documents. The representations and warranties of each party to each Acquisition Document and Capitalization Document are true and correct on the Closing Date as if made on and as of the Closing Date, except for matters which would not reasonably be expected to have a Material Adverse Effect and each Lender shall be entitled to rely on such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to each Lender directly.

         5.21 ACCURACY OF INFORMATION. All written information, reports and other papers and data with respect to the Borrower, its Subsidiaries and Holding Companies and the Acquisition (other than projections and estimates) furnished to the Lenders by or on behalf of the Borrower and taken as a whole were, at the time the same were so furnished, correct in all material respects. All projections and estimates with respect to the Borrower, its Subsidiaries and Holding Companies and the Acquisition so furnished by or on behalf of the Borrower were prepared and presented in good faith by the Borrower and its Subsidiaries and Holding Companies, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. The factual statements contained in the financial statements referred to in subsection 5.1(a), the Loan Documents, the Acquisition Document and any other agreements, certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, and to the best of the Borrower's knowledge the factual statements contained in the financial statements referred to in subsection 5.1(b), taken as a whole, do not and will not, as of the date when made, contain any untrue statement of a material fact, or omit to state any such material fact necessary in order to make the statements contained therein not misleading.

         5.22 SECURITY DOCUMENTS. (a) The provisions of the Pledge Agreements will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the pledged securities described therein and proceeds thereof and, when stock certificates and notes representing or constituting such pledged securities are delivered to the Administrative Agent, each of the Pledge Agreements shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party therein in the pledged securities described therein.

         (b) The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrower in the mortgaged property described therein. Such Mortgages, when recorded in the appropriate recording office, will constitute perfected first liens on, and security interest in, such mortgaged property (subject to exceptions in the relevant title insurance policy delivered on the Closing
Date).

         (c) The provisions of the Security Agreements will be effective to create in favor of the Administrative Agent a legal and valid security interest in all right, title and interest of the Borrower and each of the Borrower's Subsidiaries in the Collateral described therein, and when the financing statements referred to in Schedule 5.22 have been filed and recorded in the offices in the jurisdictions listed in Schedule 5.22 under the names set forth in Schedule 5.22, the Administrative Agent, for the ratable benefit of the Lenders, shall have a fully perfected first priority security interest in all right, title and interest of the Borrower and each of its Subsidiaries in such Collateral to the extent such security interests can be perfected by filing of financing statements and subject to Liens permitted under subsection 8.3(f),
(g), (h) and (j).

                           SECTION 6. CONDITIONS PRECEDENT

         6.1 CONDITIONS TO INITIAL EXTENSIONS OF CREDIT. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

         (a) LOAN DOCUMENTS. The Administrative Agent shall have received:

             (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender,

             (ii) each of the Security Agreements, each executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender,

             (iii) each of the Pledge Agreements, each executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender,

             (iv) each Subsidiaries Guarantee and each Holding Companies Guarantee, each executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender, and

             (v) each of the Mortgages in respect of the properties listed on
    Schedule 7.1(a), executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender; PROVIDED that, within 30 days of the Closing Date, (i) a duly executed Mortgage encumbering the Michigan Center, Michigan property, (ii) local counsel opinions covering each of the Pennsylvania, Texas and Michigan properties, as required by subsection 6.1(ab)(iii) hereof, (iii) title insurance for the Farmers Valley, Pennsylvania and Titusville, Pennsylvania properties, as required by subsection 6.1(z) hereof, and (iv) within 45 days of the Closing Date, flood insurance for the Farmers Valley, Pennsylvania and Titusville, Pennsylvania properties, if necessary, as required by subsection 7.12 hereof shall each be delivered to the Administrative Agent.

         (b) CLOSING CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower and its Subsidiaries party to any Loan Document and the Holding Companies, dated the Closing Date, substantially in the form of Exhibits J-l, J-2 and J-3, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower, such Subsidiaries and the Holding Companies.

         (c) CORPORATE PROCEEDINGS OF THE BORROWER. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Borrower Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

         (d) BORROWER INCUMBENCY CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

         (e) CORPORATE PROCEEDINGS OF SUBSIDIARIES. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Subsidiary of the Borrower which is a party to a Loan Document authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Subsidiaries Security Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

         (f) SUBSIDIARIES INCUMBENCY CERTIFICATES. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Subsidiary of the Borrower which is a Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Loan Document, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

         (g) CORPORATE PROCEEDINGS OF HOLDING COMPANIES. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each of the Holding Companies of the Borrower which is a party to a Loan Document authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and
    (ii) the granting by it of the Liens created pursuant to the Holding Companies Pledge Agreement to which it is a party, certified by the Secretary or an Assistant Secretary of each such Holding Company as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

         (h) HOLDING COMPANIES INCUMBENCY CERTIFICATES. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each of the Holding Companies of the Borrower which is a Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Holding Companies executing any Loan Document, satisfactory in form and substance to the Administrative Agent, executed by the

    President or any Vice President and the Secretary or any Assistant Secretary of each such Holding Company.

         (i) CORPORATE DOCUMENTS. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of the Borrower and each of the other Loan Parties, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower or such other Loan Party, as the case may be.

         (j) INTERCOMPANY LOAN. The Intercompany Note and the Debenture shall have been executed and delivered by a duly authorized officer of the parties thereto and within 5 Business Days of the Closing Date all actions required to create a perfected, first priority security interest in all of the assets of Astor Stag Limited described in the Debenture in favor of the Borrower shall have been taken.

         (k) ACQUISITION. (i) The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of each material Acquisition Document, and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument or security agreement involving over $1,000,000 or other material contract to which the Borrower, ADCO or their Subsidiaries may be a party upon the consummation of the Acquisition and all such documentation shall be in form and substance satisfactory to the Lenders, (ii) no material term of the Acquisition Documents shall have been amended, waived or otherwise modified without the consent of the Lenders and (iii) the Acquisition shall have been (or shall contemporaneously be) consummated for a cash purchase price (excluding fees and expenses and working capital advances, if any) not exceeding $55,000,000 subject to normal closing adjustments, in accordance with the Acquisition Documents.

         (l) CAPITALIZATION. On or prior to the Closing Date, the Borrower shall have received at least $110,000,000 (less fees, expenses and discounts) in cash from the issuance of the Subordinated Notes on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Lenders.

         (m) FINANCIAL STATEMENTS. The Lenders shall have received audited combined financial statements of Astor II and its Subsidiaries and ADCO and its Subsidiaries for the fiscal years ended March 31, 1996 and December 31, 1995, respectively, accompanied by an unqualified report thereon prepared by an independent accounting firm acceptable to the Lenders, which shall be in form and substance satisfactory to the Lenders.

         (n) UNAUDITED FINANCIAL STATEMENTS. The Lenders shall have received unaudited interim income statements and balance sheets of Astor II and its Subsidiaries and ADCO and its Subsidiaries for (i) each fiscal quarterly period ending March 31, 1996 and June 30, 1996 and (ii) the period ending July 31, 1996, and such financial statements shall not, in the judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries or ADCO and its Subsidiaries as reflected in the financial statements or projections previously delivered to the Lenders.

         (o) PRO FORMA BALANCE SHEET. The Lenders shall have received the Pro Forma Balance Sheet of Astor II and its Subsidiaries as at June 30, 1996, which Pro Forma Balance Sheet shall be in the form attached hereto as
    Schedule 6.1(o) and otherwise satisfactory to the Lenders.

         (p) CORPORATE AND CAPITAL STRUCTURE. The corporate and capital structure of the Borrower and each of its Subsidiaries after the Acquisition shall be as specified on Schedule 6.1(p) or otherwise as shall be satisfactory to the Lenders.

         (q) NO LITIGATION. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened (including any proposed statute, rule or regulation) which, in the opinion of the Lenders, could reasonably be expected to have a Material Adverse Effect.

         (r) CONSENTS, LICENSES AND APPROVALS. The Lenders shall have received a certificate of a Responsible Officer of the Borrower (i) attaching a true and correct copy of each governmental and third party approval (including landlords' and other consents) necessary in connection with the Acquisition and the financings contemplated hereby, or (ii) certifying that true and correct copies of all such approvals have been delivered by the Borrower to the Administrative Agent, with a copy for each of the Lenders, except, in either case, such approvals as are set forth on Schedule 6.1(r), and that such approvals have not been rescinded, amended or modified in any manner. Each such approval shall have been obtained, be in full force and effect and no longer be subject to appeal or challenge, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.

         (s) NO CHANGE. There shall not have occurred any change, or development or event involving a prospective change, which in either case in the opinion of the Lenders could reasonably be expected to have a Material Adverse Effect.

         (t) NO ADVERSE INFORMATION. The Lenders shall not have become aware of any previously undisclosed materially adverse information with respect to
    (i) the Acquisition or the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or ADCO and its Subsidiaries taken as a whole, (ii) their ability to perform their obligations under the Loan Documents or (iii) the rights and remedies of the Lenders.

         (u) NO DEFAULT. There shall exist no event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any capital stock, financing agreements, material lease agreements or other material contracts of the Borrower or any of its Subsidiaries or ADCO or any of its Subsidiaries.

         (v) FILINGS. All filings and other actions required to create and perfect a first priority security interest in favor of the Administrative Agent for the benefit of the Lenders on all Collateral owned by the Borrower or any of its Subsidiaries or to be owned by the Borrower and its Subsidiaries as a result of the Acquisition shall have been duly made or taken and all such Collateral shall be free and clear of other Liens except Liens permitted under the Loan Documents.

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                                                                              52

         (w) LIEN SEARCHES. The Administrative Agent shall have received the results of recent searches by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgement and tax lien filings which may have been filed with respect to personal property of the Borrower and each of its Subsidiaries (including, without limitation, ADCO) and Holding Companies in each jurisdiction where their assets are located, and the results of such searches shall be satisfactory to the Administrative Agent. In the event the results of such searches in certain jurisdictions are not available on the Closing Date, the Borrower shall as soon as practicable but in any event within 5 Business Days of the Closing Date take all steps reasonably requested by the Administrative Agent to release any liens which such searches reveal.

         (x) PLEDGED STOCK; STOCK POWERS; PLEDGED NOTES. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to each of the Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

         (y) SURVEYS. The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in subsection 6.1(z) (the "TITLE INSURANCE COMPANY") shall have received, maps or plats of an as-built survey of the sites of the property covered by each Mortgage certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1962, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof;
    (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map. Notwithstanding the foregoing, provided the Borrower executes and delivers any and all agreements, affidavits or other documents required by the Title Insurance Company in order to cause the Title Insurance Company to issue a standard survey endorsement and delete the so-called "survey exemption" for each of the properties located in Texas and Pennsylvania which is being encumbered by a Mortgage, the ALTA Surveys prepared by E&M Engineers and Surveyors, P.C. in 1995 (with respect to the real property in the Commonwealth of Pennsylvania) and prepared by Griffith Surveying Co. in 1995 (with respect to the real property in the State of Texas) are hereby approved by the Administrative Agent.

         (z) TITLE INSURANCE POLICY. The Administrative Agent shall have received in respect of each parcel covered by each Mortgage a mortgagee's title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall

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                                                                              53

    (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such parcel free and clear of all defects and encumbrances, except such as may be approved by the Administrative Agent;
    (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70); (vi) contain such endorsements and affirmative coverage as the Administrative Agent may request and (vii) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.

         (aa) OFFICER'S CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit K, setting forth (i) the financial statements referred to in subsection 6.1(n), certified, in each case, by a Responsible Officer as being, to the knowledge of such Responsible Officer, accurate in all material respects (subject to normal year-end adjustments); and (ii) a statement that since the respective dates of the items referred to in clause (i), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

         (ab) LEGAL OPINIONS. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (i) Gibson, Dunn & Crutcher, U.S. counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit L-l, (ii) Clifford Chance, U.K. counsel to the Administrative Agent, substantially in the form of Exhibit L-2, which legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and (iii) local counsel to the Borrower or the appropriate Subsidiary in each jurisdiction in which a Mortgage will be filed, substantially in the form of Exhibit L-3.

         (ac) LENDER'S FEES. The Lenders shall have received all fees, expenses and other consideration required to be paid or delivered on or before the Closing Date.

         (ad) COPIES OF DOCUMENTS. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in subsection 6.1(z) and a copy, certified by such parties as the Administrative Agent may deem appropriate, of all other documents affecting the property covered by each Mortgage.

         (ae) INSURANCE. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of the Security Documents requiring the maintenance of insurance shall have been satisfied.

         (af) SOLVENCY CERTIFICATE. The Administrative Agent shall have received, with a copy for each Lender, a certificate from the chief financial officer of the Borrower, in the form of Exhibit 0, dated the Closing Date, as to the Solvency of the Borrower and its Subsidiaries, including, without limitation, ADCO, immediately after giving effect to the Acquisition and the Loans and other extensions of credit to be made on the Closing Date.

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                                                                              53

         (ag) BORROWING BASE CERTIFICATE. The Administrative Agent shall have received, with a copy for each Lender, a Borrowing Base Certificate as of a recent date approved by the Administrative Agent.

         (ah) OTHER. The Lenders shall be satisfied with the status of all labor, tax, employee benefit and health and safety matters involving the Borrower and its Subsidiaries (including, without limitation, ADCO).

         (ai) ENVIRONMENTAL REPORT. The Administrative Agent shall have received a report in form and substance satisfactory to it evaluating the environmental hazards, conditions and liabilities (contingent or otherwise) to which the Borrower or any of its Subsidiaries (including, without limitation, ADCO) may be subject (the "ENVIRONMENTAL REPORT").

         (aj) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, financial statements and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

         6.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower and each of the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties were expressly made only as of a specific date).

         (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

         (c) LETTER OF CREDIT APPLICATION. With respect to the issuance of any Letter of Credit, the relevant Issuing Bank shall have received a Letter of Credit Application, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request.

         (d) BORROWING BASE. After giving effect to the extensions of credit requested to be made on such date and repayments made on such date, the Aggregate Outstanding Revolving Credit Extensions of Credit of all the Lenders shall not exceed the Dollar Equivalent of the Borrowing Base then in effect.

Each borrowing by and Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

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                                                                              55

                           SECTION 7. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document or any Letter of Credit remains outstanding, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries and Holding Companies to:

         7.1 FINANCIAL STATEMENTS. Furnish to each Lender:

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Astor II, a copy of the consolidated and consolidating balance sheet of Astor II and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing;

         (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Astor II, the unaudited consolidated balance sheet of Astor II and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of Astor II and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

         (c) as soon as practicable, but in any event within 30 days after the end of each calendar month, commencing with the month ended November 30, 1996, (other than any calendar month ending on the last day of any fiscal quarter), a copy of the unaudited consolidated statements of income and retained earnings and cash flows of Astor II and its Subsidiaries for such month and the portion of the fiscal year of Astor II through the end of such month.

all such financial statements shall be complete and correct and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         7.2 CERTIFICATES; OTHER INFORMATION. Furnish to each Lender:

         (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default in respect of Section 8.1, except as specified in such certificate;

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                                                                              56

         (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer stating that, to the best of such officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 7.10 with respect thereto), (ii) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto and (iii) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it other than with respect to those matters which have been cured within the grace periods specified herein or expressly waived by the Lenders or the Majority Lenders as appropriate, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

         (c) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate duly executed by the chief financial officer of the Borrower setting forth (i) the aggregate amount of Net Proceeds (other than Net Proceeds of asset dispositions, sales of Capital Stock and incurrence of Indebtedness excluded under subsection 4.4) received during the 360-day period immediately preceding the date of such certificate, (ii) the date of receipt of each portion of such Net Proceeds; (iii) the amount of such Net Proceeds applied to prepay Loans and collateralize Letters of Credit pursuant to subsection 4.4(b),
    (iv) the amount of such Net Proceeds reinvested in the business of the Borrower and a description of the application thereof; (v) the amount of such Net Proceeds being held for reinvestment and the date of receipt thereof; and (vi) a statement confirming the Borrower's compliance with subsection 4.4(b);

         (d) on or prior to the fifteenth Business Day following the end of each fiscal month, a certificate substantially in the form of Exhibit N (a "BORROWING BASE CERTIFICATE"), certified by a Responsible Officer of the Borrower as true and correct, and setting forth the amount of Accounts, Eligible Accounts Receivable, Inventory and Eligible Inventory of the Borrower, its Subsidiaries (other than Astor Stag S.A.), in each case as of the last day of such month, accompanied by the applicable reports and other supporting documents described in Exhibit N;

         (e) not later than 45 days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect;

         (f) within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

         (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

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                                                                              57

         7.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries or Holding Companies, as the case may be, except to the extent that the aggregate amount of such past-due unpaid obligations does not exceed $750,000.

         7.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as conducted on the Closing Date by the Borrower and its Subsidiaries or ADCO and its Subsidiaries and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.4 or in connection with the dormant subsidiaries referred to in subsection 5.15; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

         7.5 MAINTENANCE OF PROPERTY: INSURANCE. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

         7.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, upon reasonable notice, including, without limitation, in connection with any audit or appraisal described in paragraph (b) below, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries and Holding Companies with officers and employees of the Borrower and its Subsidiaries and Holding Companies and with its independent certified public accountants.

         (b) Reimburse the Administrative Agent for any reasonable expenses (excluding fees, which are addressed in subsection 4.1(c)) incurred by it in connection with its ongoing collateral and Borrowing Base monitoring duties and with any collateral or Borrowing Base examination which it reasonably deems necessary; PROVIDED that, unless a Default or Event of Default shall have occurred and is continuing, the Borrower shall be obligated to pay for only one such report during any fiscal year.

         7.7 NOTICES. Promptly give notice to the Administrative Agent and each Lender of:

         (a) the occurrence of any Default or Event of Default;

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                                                                              58

         (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or Holding Companies or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries or Holding Companies and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

         (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries or Holding Companies in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought or which otherwise could, if adversely determined, have a Material Adverse Effect;

         (d) the following events, as soon as possible and in any event within 30 days after the Borrower or any of its Subsidiaries or Holding Companies knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any of its Subsidiaries or Holding Companies or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

         (e) any Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

         7.8 ENVIRONMENTAL LAWS. (a)(i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain could adversely affect the Borrower or any of its Subsidiaries. Noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this 7.8(a); PROVIDED that, upon learning of any such noncompliance, the Borrower and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance, and PROVIDED FURTHER that, in any case, such noncompliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

         (b) Comply in a timely manner with all orders and directives regarding Environmental Laws issued to the Borrower or any of its Subsidiaries by any Governmental Authority, other than such orders and directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges does not give rise to a Material Adverse Effect.

         (c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that the Borrower, its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrower, any of the other Loan Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that the Borrower and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to Borrower or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

         (d) Upon (i) the Administrative Agent's written request no more than once during the term of this Agreement unless, within 5 Business Days the Borrower does not accede to such request and within 90 days of such request the Borrower refinances the Loans to the reasonable satisfaction of the Lenders and
(ii) in any case upon the Administrative Agent's request (A) upon the occurrence and during the continuance of an Event of Default under subsection 9.1(a) or 9.1(b) or (B) during the period of effectiveness of any payment blockage notice delivered with respect to the Subordinated Notes upon the occurrence and during the continuance of any other Event of Default, permit an environmental consultant whom the Administrative Agent in its discretion designates to perform an environmental assessment (including, without limitation: reviewing documents; interviewing knowledgeable persons; and sampling and analyzing soil, air, surface water, groundwater, and/or other media in or about property owned or leased by the Borrower or any of its Subsidiaries, or on which operations of the Borrower or any of its Subsidiaries otherwise take place). Such environmental assessment shall be in form and substance satisfactory to the Administrative Agent. The Borrower and its Subsidiaries shall cooperate fully in the conduct of such environmental assessment, and shall pay the costs of such environmental assessment promptly upon written demand by the Administrative Agent. Pursuant to this subsection 7.8(d), the Administrative Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment.

         7.9 FURTHER ASSURANCES. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

         7.10 ADDITIONAL COLLATERAL. (a) With respect to any assets acquired after the Closing Date by the Borrower or any of its Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (other than any assets described in paragraph (b) of this subsection), promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien

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                                                                              60

on such assets, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a Subsidiary of a Foreign Subsidiary), promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the relevant Pledge Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries (not exceeding 65% of the voting stock in the case of a Foreign Subsidiary), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (other than a Foreign Subsidiary) (A) to become a party to the Subsidiary Guarantee and the Subsidiary Security Agreement, in each case pursuant to documentation which is in form and substance satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Subsidiary Security Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          7.11 DEPOSIT ACCOUNT AGREEMENTS. If and to the extent required by law, within 30 days after the Closing Date, the Borrower and each Subsidiary (other than a Foreign Subsidiary) specified by the Administrative Agent shall have executed and delivered Deposit Account Agreements satisfactory in form and substance to the Administrative Agent and the Borrower and its Subsidiaries shall direct their respective account debtors to make all payments to the bank accounts identified in the Deposit Account Agreements.

          7.12 FLOOD INSURANCE. Within 45 days after the Closing Date or the closing date of the purchase of improved real property, as the case may be, the Administrative Agent shall have received (i) a policy of flood insurance which
(A) covers any parcel of improved real property which is encumbered or required to be encumbered by any Mortgage, which is in a "special flood zone" (as defined in Regulation H of the Board of Governors of the Federal Reserve System) and as to which flood insurance is available under the Flood Insurance Act of 1968, (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) is in existence during the term of the indebtedness secured by such Mortgage and (ii) confirmation that the Borrower or the relevant Subsidiary has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.

         7.13 MAINTENANCE OF INTERCOMPANY LOAN. Maintain the principal balance of the Intercompany Note in an amount not less than the outstanding principal balance of the Term Loan, after giving effect to any repayment of the Term Loan made concurrently with a payment under the Intercompany Note. If any payment of principal under the Intercompany Note is made by Astor Stag Limited to the Borrower, the Borrower will pay, concurrently with its receipt of such payment, an amount equal to the lesser of such payment and the balance of Revolving Credit Loans outstanding at such time, to repay either the Term Loan or outstanding Revolving Credit Loans, at the Borrower's election.

                            SECTION 8. NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document or any Letter of Credit remains outstanding, the Borrower shall not, and shall not permit any of its Subsidiaries or Holding Companies to, directly or indirectly:

         8.1 FINANCIAL CONDITION COVENANTS. Consolidated EBITDA for any fiscal quarter commencing prior to the Closing Date shall be calculated based on Consolidated EBITDA of Astor II and its Subsidiaries including Consolidated EBITDA of ADCO and its Subsidiaries as if they were then Subsidiaries of Astor
II. For purposes of calculating the ratios set forth below in respect of the first four fiscal quarters ending after the Closing Date, Consolidated Cash Interest Expense and Consolidated Fixed Charges (other than the portion thereof constituting Capital Expenditures) for the first four fiscal quarters ending after the Closing Date shall be calculated by analyzing results in the following manner:

    first fiscal quarter               actual figure for such quarter
                                       multiplied by four.

    second fiscal quarter:             actual figures for each of first and
                                       second fiscal quarters multiplied by
                                       two.

    third fiscal quarter:              actual figures for each of first, second
                                       and third fiscal quarters multiplied by
                                       4/3.

         (a) LEVERAGE RATIO. At any time during any period set forth below, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended to exceed the ratio set forth below opposite such period:


                  Period                           Ratio
                  ------                           -----

         Closing Date through 3/31/97            5.50 to 1
         4/1/97 through 3/31/98                  5.25 to 1
         4/1/98 through 3/31/99                  5.00 to 1
         4/1/99 through 3/31/00                  4.75 to 1
         Thereafter                              4.50 to 1

         (b) CASH INTEREST EXPENSE RATIO. At the end of any fiscal quarter ended during any period set forth below, permit the ratio of (i) Consolidated EBITDA for the four consecutive fiscal quarters then ended to (ii) Consolidated Cash Interest Expense for such period to be less than the ratio set forth below opposite such period:

                  Period                           Ratio
                  ------                           -----

         Closing Date through 3/31/97            1.70 to 1
         4/1/97 through 3/31/98                  1.80 to 1
         4/1/98 through 3/31/99                  1.90 to 1
         4/1/99 through 3/31/00                  2.10 to 1
         Thereafter                              2.25 to 1

         (c) FIXED CHARGE COVERAGE RATIO. At any time during the term of this Agreement, permit the ratio of (i) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower then ended to (ii) Consolidated Fixed Charges for such period to be less than 1.05 to 1.

         8.2 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

         (a) Indebtedness of (i) the Borrower under this Agreement and the other Loan Documents, (ii) the Subsidiaries under the Subsidiaries Guarantees and the other Loan Documents and (iii) the Holding Companies under the Holding Companies Guarantees and the other Loan Documents;

         (b) Indebtedness of (i) the Borrower to any Subsidiary, (ii) any Domestic Subsidiary to the Borrower or any other Domestic Subsidiary, (iii) any Foreign Subsidiary to any other Foreign Subsidiary or (iv) any Foreign Subsidiary to the Borrower or any other Domestic Subsidiary; PROVIDED that in the case of Indebtedness referred to in clause (iv), such Indebtedness shall (A) be evidenced by a promissory note pledged in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Borrower Pledge Agreement or a supplement to the Subsidiaries Pledge Agreement, (B) be secured by substantially all of the assets of the obligor thereunder and (C) at no time exceed an aggregate principal amount of $50,000,000;

         (c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Capital Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $1,000,000 at any time outstanding and any refinancings, renewals or extensions thereof; PROVIDED that the amount of such Indebtedness outstanding at the time of such refinancing, refunding, renewal or extension is not increased;

         (d) Indebtedness outstanding on the date hereof and listed on Schedule
    8.2 and any refinancings, refundings, renewals or extensions thereof;

         (e) Indebtedness in respect of the Subordinated Notes in an aggregate principal amount not exceeding $110,000,000;

         (f) Indebtedness of the Holding Companies to the Borrower incurred to pay obligations described in subsection 8.6(ii) or (iii);

         (g) Indebtedness of Astor Holdings, Inc. under the ABI Shareholder
    Notes;

         (h) Indebtedness of Astor II, ABI Acquisition 1 plc and ABI Acquisition 2 plc under the ABI Shareholder Intercompany Notes;

         (i) Indebtedness in respect of the subordinated promissory notes issued in favor of Quaker State Company in respect of certain environmental liabilities of the Borrower under the Asset Purchase and Sale Agreement dated as of March 30, 1990, as amended by the Amendment Agreement and Joint Release dated April 22, 1994 in an aggregate principal amount not to exceed $2,750,000 at any one time outstanding;

         (j) Indebtedness in respect of Hedging Arrangements not exceeding $5,000,000 in aggregate net exposure at any one time outstanding; PROVIDED that such Hedging Arrangement are entered into for legitimate hedging purposes related to the business of the Borrower and its Subsidiaries and not for speculative purposes;

         (k) Indebtedness fully supported on the date of the incurrence thereof by a Letter of Credit; PROVIDED that any such Indebtedness of Astor Stag S.A. shall at no time exceed an aggregate principal amount of the Dollar Equivalent of $3,500,000; or

         (l) Additional Indebtedness of the Borrower or any Subsidiary or Holding Company not exceeding $3,000,000 in aggregate principal amount at any one time outstanding.

    8.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

         (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

         (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

         (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

         (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

         (f) Liens in existence on the date hereof listed on Schedule 8.3; PROVIDED that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

         (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(c) incurred to finance or refinance the acquisition of fixed or capital assets; PROVIDED that (i) such Liens shall be created substantially contemporaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased after it has been incurred and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property of such property at the time it was acquired;

         (h) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof; PROVIDED that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such corporation becomes a Subsidiary, (iii) the obligations secured thereby are not increased and (iv) the aggregate obligations secured thereby shall at no time exceed $4,000,000;

         (i) Liens created pursuant to the Security Documents; or

         (j) at any time prior to November 8, 1996, purchase money Liens on raw materials securing trade payables incurred under the Agreement dated as of October 1, 1996 between Lube & Wax Ventures, L.L.C. and the Borrower; PROVIDED that so long as such Liens are in existence the outstanding Revolving Credit Loans of all the Lenders shall be no greater than $15,000,000.

         8.4 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

         (a) any wholly owned Subsidiary may be merged or consolidated with or into any other wholly owned Domestic Subsidiary or into the Borrower;

         (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Domestic Subsidiary; and

         (c) either (but not both) (i) Astor Holdings, Inc. may be merged with and into Astor II or (ii) Astor II may be merged with and into the Borrower.

         8.5 LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

         (a) the sale or other disposition of any property in the ordinary course of business; PROVIDED that the aggregate consideration of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed an amount equal to 20% of the Borrower's EBITDA for the period of four consecutive fiscal quarters then ended;

         (b) the sale of inventory in the ordinary course of business; and

         (c) as permitted by subsection 8.4(b).

          8.6 LIMITATION ON DIVIDENDS. Declare or pay any dividend (other than dividends payable solely in common stock of a Holding Company, the Borrower or a Domestic Subsidiary) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries or Holding Companies or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary or Holding Company; PROVIDED that as long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may pay dividends to Astor II (which may pay dividends to Astor Holdings, Inc.) to redeem Preferred Stock in an aggregate amount not exceeding 50% of the Net Proceeds of an initial public offering of common stock by the Borrower or Astor II after the Closing Date and PROVIDED FURTHER that the foregoing provisions will not prohibit (i) dividends or distributions payable to the Borrower or any Subsidiary (and, if such Subsidiary has shareholders other than the Borrower or another Subsidiary, to its other shareholders on a PRO RATA basis to such other shareholders), (ii) the payment of dividends by the Borrower or ABI Acquisition 1 plc to Astor II and by Astor II to Astor Holdings, Inc., solely in amounts and at the times necessary, to permit payment of amounts required for any repurchase, redemption or other acquisition for value of any Capital Stock of Astor Holdings, Inc. (or Astor II) held by any member of the Borrower's, Astor II's or Astor Holdings, Inc.'s management pursuant to any management equity subscription agreement or stock option agreement or similar agreement, or otherwise upon their death, disability, retirement or termination of employment or departure from the Board of Directors of the Borrower, Astor II or Astor Holdings, Inc. (provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed (A) $500,000 in any twelve-month period or (B) $2,000,000 in the aggregate from and after the Closing Date) and (iii) the payment of dividends by the Borrower or ABI Acquisition 1 plc to Astor II, or by Astor II to Astor Holdings, Inc., in amounts and at the times necessary to permit payment of (A) amounts payable by Astor Holdings, Inc. under the Management Services Agreement, (B) amounts due under the Tax Sharing Agreement, (C) administrative fees in respect of certain partnerships that are investors in Astor Holdings, Inc., in an aggregate amount not exceeding $28,000 in any twelve-month period and (D) operating expenses of Astor Holdings, Inc. and Astor II incurred in the ordinary course of business in an aggregate amount not to exceed $50,000 in any twelve-month period plus audit fees and fees paid with respect to filings by Astor Holdings, Inc. or Astor II with the Securities and Exchange Commission.

         8.7 LIMITATION ON CAPITAL EXPENDITURES. Directly or indirectly make or commit to make any Capital Expenditures (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during any of the fiscal years of the Borrower set forth below (or with respect to fiscal year 1997, during the period from the Closing Date to the end of such fiscal year), the amount set forth opposite such fiscal year below:

                 Fiscal Year            Amount
                 -----------            ------

                   1997                $5,400,000
                   1998                $5,000,000
                   1999                $5,000,000
                   2000                $5,000,000
                   2001                $5,000,000
                   2002                $5,000,000
                   2003                $5,000,000

; PROVIDED that the lesser of (A) $1,000,000 and (B) 20% of any amounts permitted herein for Capital Expenditures during any fiscal year and not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in any following fiscal year.

         8.8 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

         (a) extensions of trade credit in the ordinary course of business;

         (b) investments in Cash Equivalents;

         (c) the acquisition by the Borrower or any of its Subsidiaries of assets or capital stock of one or more corporations or other Persons (any such acquisition pursuant to this clause (c), a "PERMITTED ACQUISITION") so long as (i) each such acquisition and all transactions related thereto shall be consummated in accordance with applicable Requirements of Law;
    (ii) the total consideration for each such acquisition shall not exceed $10,000,000; (iii) each such acquisition shall, in the case of a Permitted Acquisition of capital stock, result in such corporation or Person becoming a Subsidiary; (iv) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating in reasonable detail PRO FORMA compliance with Sections 7 and 8 of this Agreement immediately after giving effect to each such acquisition, (v) the corporation or Person acquired must have had positive earnings before taxes, interest, depreciation and amortization expense, for the period of four consecutive fiscal quarters then ended;
    (vi) no capital stock or other assets acquired in connection with any such acquisition shall be subject to any Lien (other than Liens permitted by Section 8.3); (vii) neither the Borrower nor any of its Subsidiaries shall assume or incur, directly or indirectly, any Indebtedness or other liability in connection with any such acquisition (other than Indebtedness permitted by Section 8.2); and (viii) after giving effect to any such acquisition, no Default or Event of Default shall have occurred and be continuing;

    (d) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding;

    (e) investments by the Borrower in its wholly owned Subsidiaries and investments by such Subsidiaries in the Borrower and in other wholly owned Subsidiaries; PROVIDED, that investments by the Borrower in its wholly owned Foreign Subsidiaries occurring after the Closing Date shall at no time exceed an aggregate amount of $10,000,000; PROVIDED FURTHER that, except for investments included in such foregoing $10,000,000 aggregate amount, any investments made by the Borrower in Astor Stag Limited will be made by loans evidenced by the Intercompany Note;

    (f) investments by Astor Holdings, Inc. in Astor II and by Astor II in the Borrower and ABI Acquisition 1 plc;

    (g) any investment made as a result of the receipt of non-cash consideration from an event described in subsection 4.4(a) that was made pursuant to and in compliance with subsection 8.5;

    (h) investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under this Agreement pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

    (i) any investment not permitted by the foregoing clauses of this subsection 8.8 by the Borrower or its Subsidiaries in a Person in which the Borrower and/or its Subsidiaries owns, or immediately after giving effect to such investment will own, more than 20% of such Person's outstanding Voting Stock (but which Person is not, and will not be, after giving effect to such investment, a Subsidiary) in an aggregate principal amount at any one time not to exceed the Dollar Equivalent of $3,000,000 (excluding investments in Rheochem);

    (j) investments by the Borrower to purchase the Voting Stock of Rheochem which it does not own, pursuant to the Shareholders Agreement of Rheochem Manufacturing Company Inc. dated June 30, 1994, among the Borrower, Rheochem, Inc. and Rheochem, as amended, PROVIDED that the Borrower shall have delivered to the Administrative Agent a certificate demonstrating in reasonable detail PRO FORMA compliance with Sections 7 and 8 of this Agreement (other than subsection 8.1(c), except for matters (other than PRO FORMA noncompliance with subsection 8.1(a)) that can reasonably be expected to be cured within 90 days after such investment); and

    (k) investments existing on the Closing Date and set forth on Schedule 8.8.

         8.9 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF AGREEMENTS.
(a) Make any voluntary or optional payment or prepayment on, or voluntary or optional redemption or purchase of, or defease, or make any payment the effect of which is to defease, any Subordinated Notes or, during the continuance of a Default or Event of Default, any other Indebtedness (other than Indebtedness arising under the Loan Documents), (b) directly or indirectly, by deposit of monies or otherwise, prepay, purchase, redeem, retire, defease or otherwise acquire, or make any payment on account of or premium payable in connection with the payment, prepayment, redemption, defeasance or retirement of, any of the Subordinated Notes; PROVIDED, that notwithstanding the provisions of this subsection 8.9, the Borrower may (i) make payments of principal of and interest on the Subordinated Notes when due and payable and redemptions or purchases of the Subordinated Notes when required in accordance with the terms (including the subordination terms) of the Subordinated Notes (as in effect on the date hereof), (c) amend, modify or change, or consent or agree to or allow to occur any amendment, modification or change to (i) any of the terms of the Subordinated Notes, the ABI Shareholder Notes or, during the continuance of a Default or Event of Default, any such other Indebtedness (other than any such amendment, modification or change to the Subordinated Notes, the ABI Shareholder Notes or such other Indebtedness which would extend the maturity, reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or make changes relieving the Borrower from compliance with the terms thereof) or (ii) the Intercompany Note, the Debenture, the Management Services Agreement (other than changes that do not increase the amount or affect the timing of payments by the Borrower thereunder), the Tax Sharing Agreement or the ABI Shareholder Intercompany Notes (except for changes to the ABI Shareholder Intercompany Notes corresponding to permitted changes to the ABI Shareholder Notes) or (d) exercise any of its rights and powers under the Debenture without the consent of the Administrative Agent.

         8.10 LIMITATION ON TRANSACTIONS WITH AFFILIATES: MANAGEMENT FEES.
Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of the Borrower's or such Subsidiary's business and (iii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate PROVIDED, that this Section 8.10 shall not apply to (A) any transfer of tax benefits and any tax sharing or tax loss surrender arrangements between or among the Borrower, any Subsidiaries and any Holding Companies, (B) payments described in subsection 8.6(iii)(A), (B), (C) and (D) (subject to the understanding set forth below in the case of payments under the Management Services Agreement), and (C) transfers by the Borrower or any Subsidiary, or of any Subsidiary to the Borrower, of non-exclusive rights to use proprietary product formulations, it being understood that payments made under the Management Services Agreement as in effect on the Closing Date shall be permitted except after the occurrence of a Default or Event of Default under Section 9(a) or (b).

         8.11 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

         8.12 LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than March 31.

         8.13 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into, or suffer to exist, any agreement, other than this Agreement which prohibits or limits the ability of any Subsidiary to (i) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, (iii) transfer any of its properties or assets to the Borrower or any other Subsidiary or the ability of the Borrower or any of its Subsidiaries or Holding Companies to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired PROVIDED, that this subsection
8.13 shall not apply to (A) restrictions existing on the date hereof applicable to Indebtedness permitted under subsection 8.2(e) or other Indebtedness permitted under subsection 8.2 that impose restrictions analogous to those described in clause (B) below, (B) restrictions applicable to Indebtedness or Capital Stock of a Person acquired by the Borrower or any Subsidiary as in effect at the time of acquisition, except if such restriction was incurred in connection with, or in contemplation of such acquisition or such restriction applies to the Borrower, any Subsidiary (other than the Person acquired) or the assets thereof (other than the assets of the Person so acquired) or any after-acquired property, (C) restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices, (D) purchase money obligations or Capital Lease Obligations (or refinancings thereof that impose no more restrictive restrictions) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (B) above solely on the property so acquired; (E) Permitted Liens on assets securing Indebtedness permitted hereunder and (F) restrictions with respect to a Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale or disposition (including by merger or consolidation) of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such restrictions apply solely to such Capital Stock or asset of such Subsidiary and such sale or disposition is otherwise permitted pursuant to this Agreement.

         8.14 LIMITATION ON LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries or ADCO and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto.

         8.15 CHANGE IN DEPOSIT ACCOUNT LOCATIONS. Instruct or otherwise permit any Person obligated under any of the Accounts to remit payments to any account or other location other than those listed on Schedule 8.15 unless (a) (i) such account or other location shall be satisfactory to the Administrative Agent and
(ii) prior to any such instruction, the operator of such account or other location shall have executed and delivered to the Administrative Agent a Deposit Account Agreement or (b) payment is remitted to the Borrower or any Subsidiary (notwithstanding instructions to pay to such a permitted account or other location) and such payment is promptly delivered by the Borrower or such Subsidiary to such a permitted account or other location.

                             SECTION 9. EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof (including, without limitation, pursuant to subsection 4.16(c)); or

         (b) The Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

         (c) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (d) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 4.16(a), subsection 6.1(a)(v), subsection 6.1(j), subsection 6.1(w), subsection 7.13, Section 8, Section 5 of the Borrower Pledge Agreement, Sections 4.3(a) or 4.4 of the Borrower Security Agreement or any material agreement contained in any Mortgage; or

         (e) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs
    (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of the Borrower first learns of such default and (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

         (f) The Borrower or any of its Significant Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; PROVIDED that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $250,000; or

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                                                                              71

         (g) (i) The Borrower or any of its Significant Subsidiaries or Holding Companies shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries or Holding Companies shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries or Holding Companies any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the end of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries or Holding Companies any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
    (iv) the Borrower or any of its Significant Subsidiaries or Holding Companies shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries or Holding Companies shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         (h) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

         (i) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries or Holding Companies involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

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                                                                              72

         (j) (i) Any of the Security Documents shall cease, for any reason (other than release or termination in accordance with its terms), to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than release or termination in accordance with its terms); or

         (k) Any Subsidiaries Guarantee or Holding Companies Guarantee shall cease, for any reason (other than release or termination in accordance with its terms), to be in full force and effect or any guarantor thereunder shall so assert; or

         (l) The Holding Companies (or one of them) shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower, free and clear of all Liens (other than the Lien granted pursuant to the Holding Companies Pledge Agreements), or any of the Holding Companies shall conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness, Contingent Obligations or other liabilities or obligations or Liens (other than pursuant to any of the Loan Documents), or own, lease, manage or otherwise operate any properties or assets, other than (1) incident to the ownership of the Pledged Stock (as defined in the Holding Companies Pledge Agreement) and (2) as permitted by this Agreement; or

         (m) A Change of Control shall occur; or

         (n) An event of default shall occur with respect to the Subordinated Notes or any event shall occur which does or with the giving of notice or passage of time would require the Borrower to prepay, purchase, redeem, retire, defease or otherwise acquire, or to make any payment on account of any principal of or premium payable in connection with the prepayment, purchase, redemption, retirement, defeasance or other acquisition of, any of the Subordinated Notes;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) of this Section with respect to the Borrower or specified in paragraph (n) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

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                                                                             73


          With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

                      SECTION 10. THE ADMINISTRATIVE AGENT

          10.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          10.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          10.3 EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in

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                                                                             74



connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

      10.4 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

           10.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

           10.6 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter

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                                                                             75



into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.7 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          10.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          10.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor agent, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative

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                                                                             76



Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                            SECTION 11. MISCELLANEOUS

           11.1 AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of final maturity of any Loan or of any scheduled installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender adversely affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Majority Lenders, or modify any pro rata provisions of the Loan Documents or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any material Subsidiary Guarantee or all or substantially all of the Collateral, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

           11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail when received, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

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                                                                             77



     The Borrower:
               Astor Corporation
               8521 Six Forks Road
               Raleigh, North Carolina 27615
               Attention: Chief Financial Officer
               Fax: (919) 846-8283

     The Administrative Agent:

               The Chase Manhattan Bank
               1 Chase Manhattan Plaza
               5th Floor
               New York, New York 10011
               Attention: Robert Sachs
               Fax: (212) 552-5795

               with copies to:

               Agent Bank Services Group
               The Chase Manhattan Bank
               140 E. 45th Street
               New York, New York 10017
               Attention: Daniel Fisher
               Fax: (212) 622-0002

               Chase Manhattan Investment Ltd.
               9 Thomas Moore Street
               Trinity Town
               E19YT London, United Kingdom
               Attention: Susan Wolfstenholm
               Fax: 011-44-171-777-2360

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.3, 4.2, 4.3, 4.5 or 4.10 shall not be effective until received; PROVIDED FURTHER, that any notice, request or demand relating to the Borrowing Base, including, without limitation, delivery by the Borrower of any Borrowing Base Certificate in accordance with subsection 7.2(d), shall not be effective unless a copy thereof is sent to The Chase Manhattan Bank, Collateral Monitoring Group, 270 Park Avenue, New York, New York 10017, Attention: Terri Lubarski, telecopy 212-270-7449 and confirmation 212-270-7130.

          11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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                                                                             78



           11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

           11.5 PAYMENT OF EXPENSES AND INDEMNIFICATION. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Acquisition Documents, the Acquisition or the use of the proceeds of the Loans in connection with the Acquisition and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of their properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); PROVIDED that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of the person seeking indemnification therefor. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives (and shall cause the Subsidiaries not to assert and to waive), all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent or any Lender. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

           11.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

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                                                                             79



          (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; PROVIDED that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 4.12, 4.13 and 4.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, (i) in the case of subsection 4.13, such Participant shall have complied with the requirements of said subsection and; (ii) no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred; and
(iii) a Participant's entitlement to the benefits of subsections 4.12, 4.13 and 4.14 with respect to its participation in the Commitments and Loans shall be in lieu of, and not in addition to, the relevant transferor Lender's entitlement with respect to such portion of Commitments and Loans.

          (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), to an additional bank or financial institution (an "ASSIGNEE") all, or any ratable part of all, its rights and obligations under this Agreement and the other Loan Documents, in a minimum amount of $5,000,000 pursuant to an Assignment and Acceptance, substantially in the form of Exhibit M, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

          (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection
11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee, subject to the provisions of subsection 11.16, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          11.7 ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other
Lenders a participating interest in such portion of each such other Lender's Loan or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

          11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          11.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          11.13 ACKNOWLEDGMENTS. The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.15 JUDGMENT. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

          (b) The obligations of the Borrower in respect of this Agreement and any Note due to any party hereto or any holder of any bond shall, notwithstanding any judgment in a currency (the "JUDGMENT CURRENCY") other than the currency in which the sum originally due to such party or such holder is denominated (the "ORIGINAL CURRENCY"), be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party or such holder (as the case may be) in the original currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to the Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

          11.16 CONFIDENTIALITY. Each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; PROVIDED that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which agrees in writing to comply with the provisions of this subsection, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law,
(vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    ASTOR CORPORATION

                                    By:/s/ John F. Gottshall
                                       ---------------------------------
                                       Name: John F. Gottshall
                                       Title: V.P. CFO

                                    THE CHASE MANHATTAN BANK,
                                     as Administrative Agent and as a Lender

                                    By:/s/ Lawrence Palumbo, Jr.
                                       ---------------------------------
                                       Name: LAWRENCE PALUMBO, JR.
                                       Title: Vice President

                                             ATTORNEY-IN-FACT

                                   BHF-BANK AKTIENGESELLSCHAFT

                                   By:  /s/ John Sykes /s/ Maria [illegible]
                                        ------------------------------------
                                        Name: John Sykes  Maria [illegible]
                                        Title: AVP        AVP

                                   Address for Notices:

                                   590 Madison Avenue
                                   New York, New York 10022
                                   Attention: John Sykes
                                   Telecopy: (212) 756-5536

                                   THE FIRST NATIONAL BANK OF BOSTON



                                   By   /s/ Gregory R.D. Clark
                                        --------------------------------
                                        Name:     GREGORY R.D. CLARK
                                        Title:    DIRECTOR

                                   Address for Notices:

                                   Commercial Loan Services
                                   100 Federal Street MS 01-08-04
                                   Boston, Massachusetts 02110
                                   Attention:     Halise Shrago
                                   Telecopy:      (617) 434-9820

                                   FIRST UNION NATIONAL BANK
                                   OF NORTH CAROLINA




                                   By   /s/ David Silander
                                        ------------------------------
                                        Name:     David Silander
                                        Title:    Vice President



                                   Address for Notices:

                                   First Union Capital Markets Group
                                   of North Carolina
                                   P.O. Box 3008
                                   Raleigh, North Carolina 27602
                                   Attention: G. Mendel Lay, Jr.
                                   Telecopy: (919) 829-6067

                                        and

                                   First Union National Bank at NC
                                   201 S. College St.
                                   Suite 1300 - NC 0656
                                   Charlotte, NC 28288-0656
                                   Attention: Patrick McCormick
                                   Telecopy: (704) 374-4820

                                   HELLER FINANCIAL, INC.



                                   By   /s/ Christopher J. Domke
                                        ------------------------------
                                        Name:     Christopher J. Domke
                                        Title:    Vice President




                                   Address for Notices:

                                   500 West Monroe Street
                                   Chicago, Illinois 60661
                                   Attention: Christopher J. Domke
                                    Department/CFG
                                   Telecopy: (312) 441-7367

                                   IBJ SCHRODER BANK & TRUST COMPANY



                                   By:  /s/ J. Christopher Mangan
                                        ------------------------------
                                        Name:     J. Christopher Mangan
                                        Title:    Vice President



                                   Address for Notices:

                                   One State Street
                                   New York, New York 10004
                                   Attention: Merily McLaughlin
                                   Telecopy: (212) 858-2768

                                                                     SCHEDULE A

                             PERMITTED JURISTICTIONS

Australia
Austria
Belgium
Canada
Denmark
Finland
France
Germany
Italy
Japan
The Netherlands
Norway
Portugal
Spain
Sweden
Switzerland

                                                                     SCHEDULE B

                           ELIGIBLE OFF-SITE LOCATIONS

Stacy Specialty Sales
14102 Briar Place
Houston, Texas 77077

Freeport Terminals, Inc.
700 Riverside Drive
Freeport, Pennsylvania 16229

Fluid Energy
2629 Penn Avenue
Hatfield, Pennsylvania 19440

Hatfield Warehouse
2250 Maple Avenue
Hatfield, Pennsylvania 19440

                                                                   SCHEDULE 1.1

                                   COMMITMENTS




                                               Revolving          Term Loan
Lender                                     Credit Commitment      Commitment
------                                     -----------------      ----------

The Chase Manhattan Bank                      $ 6,000,000         $ 4,000,000

The First National Bank of Boston               4,800,000           3,200,000

BHF-Bank Akmengesellschott                      4,800,000           3,200,000

First Union National Bank of North Carolina     4,800,000           3,200,000

Heller Financial, Inc.                          4,800,000           3,200,000

IBJ Schroder Bank & Trust Company               4,800,000           3,200,000

                                              -----------         -----------
                                              $30,000,000         $20,000,000

                                                                   SCHEDULE 2.5

                         CLOSING DATE LETTERS OF CREDIT

BARCLAY BANK PLC
LONDON
ACCOUNT OF ASTOR STAG LTD AND ASTOR CORPORATION
500,000 STERLING
EXP DATE: 11/11/96

BANK BRUXELLES LAMBERT
BELGIUM
ACCOUNT OF ASTOR STAG SA AND ASTOR CORPORATION
BEF 50,000,000
EXP DATE: 3/31/97

PNC BANK NA
WARREN, PA
ACCOUNT OF PETROWAX REFINING AND ASTOR CORPORATION
$1,000,000
EXP DATE: 4/1/97

LUBE & WAX VENTURES LLC
BRIGHAM CITY UTAH
ACCOUNT OF ASTOR CORPORATION
$175,000
EXP DATE: 10/1/97

                                                                  SCHEDULE 5.22

                              UCC FILING LOCATIONS

     Debtor: Astor Corporation

-------------------------------------------------------------------------------

                                     Local Filing           Fixture
  Specified       Central Filing     Office (if             Filing Office
  State           Office             required)              (if required)
  ---------       -------            ----------             -------------

-------------------------------------------------------------------------------

  Delaware        Secretary of                              N/A
                  State

-------------------------------------------------------------------------------

  Georgia                            Clerk of the           N/A
                                     Superior Court

-------------------------------------------------------------------------------

  Michigan        Secretary of                             Office where a
                  State                                    mortgage on the
                                                           real estate would
                                                           be filed or recorded
                                                           (County of Jackson-
                                                           Michigan Center)

-------------------------------------------------------------------------------

  Missouri        Secretary of       Office of Register     N/A
                  State              of Deeds (required
                                     only if Debtor has
                                     a place of business
                                     in only one county
                                     in the State)

-------------------------------------------------------------------------------

  New Jersey      Secretary of                              N/A
                  State

-------------------------------------------------------------------------------

  North Carolina  Secretary of       Office of Register     N/A
                  State              of Deeds (required
                                     only if Debtor has
                                     a place of business
                                     in only one county
                                     in the State)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  Pennsylvania    Secretary of       Office of              Office where
                  Commonwealth       Prothonatary           the mortgage on
                                     (required only         the real estate
                                     if Debtor has a        would be filed
                                     place of business      or recorded
                                     in only one county     (Counties of
                                     in the state)          Venango
                                                            (Emlenton),
                                                            Crawford
                                                            (Titusville),
                                                            and Mckean
                                                            (Farmers' Valley)

-------------------------------------------------------------------------------

  Texas           Secretary of                             Office of the clerk
                  State                                    in the county where
                                                           a mortgage on the
                                                           real estate would
                                                           be filed or recorded
                                                           (County of Harrison-
                                                           two facilities in
                                                           Marshall)
-------------------------------------------------------------------------------

                  Debtor: ABI Corporation
-------------------------------------------------------------------------------
                                     Local Filing           Fixture
  Specified       Central Filing     Office (if             Filing Office
  State           Office             required)              (if required)
  ---------       --------------     ------------           -------------

-------------------------------------------------------------------------------

  Delaware        Secretary of                              N/A
                  State
-------------------------------------------------------------------------------

  North Carolina  Secretary of       Office of register     N/A
                  State              of Deeds (required
                                     only if Debtor has
                                     a place of business
                                     in only one county
                                     in the State)
-------------------------------------------------------------------------------

                  Debtor: ABI Acquisition 1 plc

-------------------------------------------------------------------------------

                                         Local Filing             Fixture
  Specified        Central Filing        Office (if               Filing Office
  State            Office                required)                (if required)
  ---------        --------------        -------------            -------------

-------------------------------------------------------------------------------

  Delaware         Secretary of                                   N/A
                   State
-------------------------------------------------------------------------------

  North Carolina   Secretary of          Office of                N/A
                   State                 Register of
                                         Deeds (required only
                                         if Debtor has a place
                                         of business in only one
                                         county in the State)
-------------------------------------------------------------------------------

                                                                 SCHEDULE 6.1(O)


                               PRO FORMA BALANCE SHEET

                                  ASTOR HOLDINGS II

                    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                     AS OF JUNE 30,1996
                                                 ------------------------------------------------------------
                                                        HISTORICAL
                                                 --------------------------                          ASTOR
                                                    ASTOR                        TRANSACTIONS       HOLDINGS II
                                                 HOLDINGS II       ADCO          ADJUSTMENTS        PRO FORMA
                                                 -----------       ----          -----------        ---------
                                                                  (DOLLARS IN THOUSANDS)
                         ASSETS
Current assets:
  Cash and cash equivalents. . . . . . . . . .     $  1,035        $ 3,559       $(4,594) (1)        $    -
  Accounts receivable, net . . . . . . . . . .       24,159          7,601           -                 31,760
  Receivables from affiliates. . . . . . . . .          304           -              -                    304
  Receivables from Rheochem. . . . . . . . . .          606           -              -                    606
  Inventory  . . . . . . . . . . . . . . . . .       21,092          5,781           485  (2)          27,358
  Prepaid expenses and other current assets  .        3,635            204           -                  3,389
                                                   --------        -------       -------             --------
Total current assets . . . . . . . . . . . . .       50,831         17,145        (4,109)              63,867
Property, plant and equipment, net . . . . . .       50,847          9,075        10,175  (3)          70,097
Investment in Rheochem . . . . . . . . . . . .        4,194           -              -                  4,194
Goodwill . . . . . . . . . . . . . . . . . . .       29,631          7,423        29,312  (4)          66,366
Intangible assets, net . . . . . . . . . . . .        6,465            471        (2,304) (5)           4,632
Deferred income taxes, net . . . . . . . . . .        3,299            353         1,961  (6)           5,613
Other assets . . . . . . . . . . . . . . . . .         -                14           -                     14
                                                   --------        -------       -------             --------
Total assets . . . . . . . . . . . . . . . . .     $145,267        $34,481       $35,035             $214,783
                                                   --------        -------       -------             --------
                                                   --------        -------       -------             --------

    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable . . . . . . . . . . . . . . .  $ 18,587        $ 2,054       $   -               $ 20,641
   Accrued interest payable . . . . . . . . . . .       875           -              -                    875
   Accrued expenses . . . . . . . . . . . . . . .     6,685          2,306           130  (7)           9,121
   Current portion of long term debt  . . . . . .     4,539           -           (4,429) (8)             110
                                                   --------        -------       -------             --------

Total current liabilities  . . . . . . . . . .       30,686          4,360        (4,299)              30,747
Long term debt . . . . . . . . . . . . . . . .       63,517           -           68,022 (10)         131,539
Subordinated Note due to an affiliate (9). . .        5,708           -              -                  5,708
Deferred income taxes  . . . . . . . . . . . .        4,772          1,031         3,360 (11)           9,163
Other long-term liabilities. . . . . . . . . .        2,519           -              978 (12)           3,497
ADCO redeemable preferred stock of subsidiary.         -             3,920        (3,920)(13)             -
Stockholder's equity:
   ADCO stockholders' equity. . . . . . . . . . .      -            25,170       (25,170)(14)             -
   Common stock . . . . . . . . . . . . . . . . .      -              -              -                    -
   Additional paid-in capital . . . . . . . . . .    36,671           -              -                 36,671
   Retained earnings. . . . . . . . . . . . . . .     1,414           -           (3,936)(15)          (2,522)
   Foreign currency translation adjustment. . . .       (20)          -              -                    (20)
                                                   --------        -------       -------             --------
Total stockholder's equity . . . . . . . . . .       38,065         25,170       (29,106)              34,129
                                                   --------        -------       -------             --------
Total liabilities and stockholder's equity . .     $145,267        $34,481       $35,035             $214,783
                                                   --------        -------       -------             --------
                                                   --------        -------       -------             --------



                          (See footnotes on following page)

                                  ASTOR HOLDINGS II

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Represents the use of ADCO cash of $3.6 million to redeem outstanding preferred stock of ADCO's subsidiary and the use of Astor's existing cash of $1,035,000 to fund the Transactions. See note 10 below.

(2) Represents the estimated write-up of finished goods inventory to fair market value in connection with the purchase price allocation.

(3) Represents the estimated write-up of property, plant and equipment to fair market value in connection with the purchase price allocation.

(4) Represents $36.7 million of excess purchase price over the fair market value of the net assets acquired less the elimination of ADCO's existing goodwill of $7.4 million. Management's preliminary allocation of the purchase price for ADCO is as follows:

         Purchase price:
         Cash portion. . . . . . . . . . . . . . . . . . . . . .   $54,414,000
         Estimated fees and expenses . . . . . . . . . . . . . .     4,989,000
                                                                   -----------
            Total  . . . . . . . . . . . . . . . . . . . . . . .   $59,403,000
                                                                   -----------
                                                                   -----------
         Allocated as follows:
         Existing book value of ADCO . . . . . . . . . . . . . .   $25,170,000
         Accrued dividend on redeemable preferred stock of
          ADCO subsidiary  . . . . . . . . . . . . . . . . . ..       (117,000)
         Increase in inventory to estimated fair market value  .       485,000
         Estimated increase in property, plant and equipment
          to fair market value . . . . . . . . . . . . . . . . .    10,175,000
         Elimination of existing ADCO goodwill . . . . . . . . .    (7,423,000)
         Transaction related liabilities . . . . . . . . . . .      (2,261,000)
         Increase in deferred tax. . . . . . . . . . . . . . . .    (3,360,000)
         Increase in goodwill. . . . . . . . . . . . . . . . . .    36,734,000
                                                                   -----------
            Total. . . . . . . . . . . . . . . . . . . . . . . .   $59,403,000
                                                                   -----------
                                                                   -----------

(5) Represents deferred debt issuance costs related to the Offering of $3.5 million less the elimination of unamortized debt issuance costs related to early extinguishment of term loans under the UBS Credit Facility of $5.8 million.

(6) Represents the federal and foreign tax benefits on the $5.8 million extraordinary loss for write-off of debt issuance costs related to the early extinguishment of term loans under the UBS Credit Facility.

(7) Represents the current portion of the transaction-related liabilities resulting from the allocation of purchase price of $184,000 less the tax benefit on the cost of early termination of interest swap contracts of $54,000.

(8) Represents the repayment of current portion of long-term debt under the UBS Credit Facility.

(9) Represents an unsecured loan note payable to the Parent maturing on July 5, 2003. Interest accrues on such note at the rate of 8% and is payable semi-annually.

                                  ASTOR HOLDINGS II

(10) Represents the proceeds from the Offering of $109.5 million and the Bank Term Loan under the Senior Bank Facility of $20.0 million, net of repayment of long-term debt of $65.9 million. The sources and uses of funds of the Transactions are as follows:

         Source of funds:
            Cash on hand.  . . . . . . . . . . . . . . . . . . .  $  1,035,000
            Bank Term Loan.  . . . . . . . . . . . . . . . . . .    20,000,000
            Proceeds from the Offering.. . . . . . . . . . . . .   109,450,000
                                                                  ------------
               Total sources.  . . . . . . . . . . . . . . . . .  $130,485,000
                                                                  ------------
                                                                  ------------

         Use of funds:
            ADCO cash purchase price.. . . . . . . . . . . . . .  $ 54,414,000
            Redemption of ADCO's preferred stock.  . . . . . . .       478,000
            Repayment of borrowings under UBS Credit Facility. .    65,857,000
            Fees and expenses. . . . . . . . . . . . . . . . .       9,736,000
                                                                  ------------
               Total uses. . . . . . . . . . . . . . . . . . . .  $130,485,000
                                                                  ------------
                                                                  ------------

(11) Represents the net deferred tax liabilities resulting from the allocation of purchase price for the ADCO Acquisition.

(12) Represents the long term portion of the transaction-related liabilities resulting from the allocation of purchase price.

(13) Represents ADCO's redemption of preferred stock of its subsidiary of $3.9 million.

(14) Represents the elimination of ADCO's historical stockholders' equity resulting from the application of purchase accounting.

(15) Represents the cost of early termination of interest swap contracts, net of tax benefit, of $68,000 and the elimination of unamortized debt issuance costs related to early extinguishment of term loans under the UBS Credit Facility, net of tax benefit, of $3.9 million.

                                                                 SCHEDULE 6.1(P)

                                 CORPORATE STRUCTURE

    The following chart depicts the equity ownership of the Company after giving effect to the Transactions, including the ADCO Acquisition.


                                    [GRAPHIC]


-------------------------
(1) The outstanding voting preferred stock of ABI Acquisition 1 plc entitles the holder thereof to (i) elect three of the four directors of ABI Acquisition 1 plc. (ii) exercise 75% of the voting power of the outstanding capital stock of ABI Acquisition 1 plc and (iii) an aggregate liquidation preference of $ 1.7 million.

(2) The outstanding voting preferred stock of Astor Corporation entitles the holder thereof to an aggregate liquidation preference of $28.5 million and has a cumulative dividend rate of 12.5% per annum. The holder of such shares is also entitled to exercise 13.2% of the voting power of the currently outstanding capital stock of Astor Corporation.

                                  CAPITAL STRUCTURE



----------------------------------------------------------------------------------------------------
                                          NUMBER OF                               NUMBER OF
COMPANY                                AUTHORIZED SHARES                       OUTSTANDING SHARES
----------------------------------------------------------------------------------------------------
Astor Holdings, Inc., a      a. 1,000,000 shares of Class A Common             a. 535,715 shares
Delaware corporation         Stock, $.01 par value per share

                             b. 1,000,000 shares of Class B Common             b. 142,857 shares
                             Stock, $.01 par value per share

                             c. 1,000,000 shares of Class C Common             c. 71,427 shares
                             Stock, $.01 par value per share

                             d. 1,000,000 shares of Class D Common             d. 0 shares
                             Stock, $.01 par value per share

                             e. 4,000,000 shares of Conversion Common          e. 0 shares
                             Stock, $.01 par value per share

                             f. 1,000,000 shares of preferred stock, $.01      f. 142,500 shares of
                             par value per share, of which 500,000 shares      Series A Preferred
                             shall be Series A Redeemable Cumulative           Stock and 82,500
                             Preferred Stock, $.01 par value per share,        shares of Series B
                             and 82,500 shares shall be Series B               Preferred Stock
                             Redeemable Cumulative Preferred Stock,
                             $.01 par value per share
----------------------------------------------------------------------------------------------------
Astor Holdings II, Inc.,     10,000 shares of common stock, $.01 par           1,000 shares
a Delaware corporation       value per share
----------------------------------------------------------------------------------------------------
Astor Corporation, a         a. 100,000 shares of common stock,                a. 25,000 shares
Delaware corporation         $.001 par value per share                         of Common Stock

                             b. 100,000 shares of preferred stock, $.001       b. 3,800 shares
                             par value per share, of which 10,000 shares       of Series A
                             shall be Series A Preferred Stock                 Preferred Stock
----------------------------------------------------------------------------------------------------
ABI Corporation,             1,000 shares of common stock, $1.00 par           1 share
a Delaware corporation       value per share
----------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------
ABI Acquisition I, plc,      a. 18,000,000 L1 deferred voting ordinary       a. 1,075,626 shares
a public liability company   shares
registered in England and
Wales and domesticated       b. 2,000,000 L1 preferred voting ordinary       b. 9,680,625 shares
in Delaware                  shares
----------------------------------------------------------------------------------------------------
ABI Acquisition II, plc, a   a. 18,000,000 L1 non-voting ordinary            a. _____shares
public liability company     shares
registered in England and    b. 2,000,000 L1 voting ordinary shares          b. _____shares
Wales

----------------------------------------------------------------------------------------------------
Astor Stag Ltd.              [370L] shares
----------------------------------------------------------------------------------------------------
Astor Stag S.A.
----------------------------------------------------------------------------------------------------


                                                                 SCHEDULE 6.1(R)

                                       CONSENTS

                                         NONE

                                                                 SCHEDULE 7.1(A)

                                 MORTGAGED PROPERTIES

                        1401 Central Avenue, Marshall, Texas

                        1600 Commerce Street, Marshall, Texas

                                1100 East Main Street
                            Titusville, Pennsylvania 16354

                                     Hill Street
                             Emlenton, Pennsylvania 16373

                     4401 Page Avenue, Michigan Center, Michigan

                                   Routes 46 & 446
                            Farmer's Valley, Pennsylvania

                                                                    SCHEDULE 8.2

                                EXISTING INDEBTEDNESS
                                   (As of Closing)

         LENDER                        TYPE OF DEBTS               AMOUNT
                                                                (IN THOUSANDS)

Chase Manhattan                   Term loans               20,000

Due to Holders                    Subnotes                 109,450

PNC Bank                          Line of credit           800

Bank Bruxelles Lambert            Line of credit           1,670

Quaker State Corporation          Environmental note       178

Citizen Mortgage Company          Home mortgage            150

ING Lease                         Capital leases           145

Series A and B Notes Payable      Acquisition Debt         5,708
By Astor Holdings to ABI
Shareholders

TOTAL                                                      138,101

                                                                    SCHEDULE 8.3

                                    EXISTING LIENS

                              Lube & Wax Ventures L.L.C
                                     P.O. Box 678
                                  Brigham City, Utah

                               Citizens Mortgage Corp.
                                    P.O. Box 9147
                                  Columbus, GA 31908

                       International Nederlanden Lease UK, Ltd.
                                  99 Gresham Street
                               London, England EC2P 2BR

                                                                    SCHEDULE 8.8

                                 EXISTING INVESTMENTS

                     50% Interest in Rheochem Technologies, Inc.

                                                                   SCHEDULE 8.15

                      DEPOSIT ACCOUNTS AND RELATED BANK ACCOUNTS

                                         ADCO
                              Comerica Bank #I85-0344035
                               245 West Michigan, Ave.
                               Jackson, Michigan 49201


                                   ASTOR STAG LTD.
                                 Barclays # 40548154

ABI CORPORATION                   ACCOUNT #           TYPE

DELAWARE TRUST CAPITAL            0136-3859           CHECKING INVESTMENT
   MANAGEMENT                     1683012614
900 MARKET STREET MALL
P.O. BOX 8841
WILMINGTON, DE 19899

ASTOR CORPORATION (FORMERLY PETROWAX)

NATIONAL CITY BANK OF PA          0000-850438         MAIN OPERATING ACCOUNT
127 W. SPRING ST.                                     WITH CASH MANAGEMENT
TITUSVILLE, PA 16354

TRUST CO. BANK                    8801542500          LOCAL CHECKING
PO BOX 4418 MAIL CODE 011
ATLANTA GA 30302

BANK ONE, TEXAS, NA               1889164024          LOCAL CHECKING
101 E. AUSTIN STREET
MARSHALL, TX 75670

CITIZENS MORTGAGE CORP.           226955              HOME MORTGAGE
PO BOX 9147
COLUMBUX, GA 31908-9147

BANK:    PNC
NAME ON ACCOUNT [PETROWAX PA, INC.]
ADDRESS:                     P.O. Box 8480
                             Dept 89, 4th Floor
                             Erie, PA 16553
                             Phone: (814) 871-9359
                             Fax:   (814) 871-9432

CONTACT:                     Carol Hampey
-------
DESCRIPTION:                                          ACCOUNT NUMBER:
-----------                                           ---------------
Operating Account                                     60-3598-1790
Petty Cash                                            60-3603-1586
Payroll                                               60-3602-8459
Lock Box                                              10-0134-9591

BANK                         Hamlin Bank & Trust Co.

NAME ON ACCOUNT [PETROWAX PA, INC.]
ADDRESS:                     333 W. Main Street
                             Smethport, PA 16749
                             Phone: (814) 887-5555
                             Fax:   (814) 887-2478
CONTACT:                     Mr. Brown/Jim Kane
DESCRIPTION:                 Profit Sharing &
                             Savings Plan        ACCOUNT NUMBER: 9012-39526

BANK                         Farmers Bank

NAME ON ACCOUNT [PETROWAX PA, INC.]
ADDRESS:                     Main Street
                             Emlenton, PA 16373
                             Phone: (412) 867-2311
                             Fax:   (412) 867-1614
CONTACT:                     Rob Foust
DESCRIPTION:                 Petty Cash          ACCOUNT NUMBER: 15536

BANK                         Wachovia Bank of North Carolina

NAME ON ACCOUNT              Cathy A. Manterese/Margie E. Walters
ADDRESS:                     8901 Six Forks Road
                             Raleigh, NC 27615
CONTACT:                     Rob Foust
DESCRIPTION:                 Petty Cash          ACCOUNT NUMBER: 6269729128

BANK                         Citibank

NAME ON ACCOUNT              MSC Holdings/Reliance
ADDRESS:                     New Castle, Delaware
DESCRIPTION:                 Workers' Comp Acct.      ACCOUNT NUMBER: 3836-5259

ASTOR STAG SA

                             ACCOUNT NO.         COMMENTS
                             ----------          --------

Banque Bruxelles Lambert     348-033398-73       Main bank account
      BELGIUM

Banque Bruxelles Lambert     348-0333398-73      Collecting account in France

Generale De Banque (SGB)     248-0173173-58      Defunct
      BELGIUM

Generale Bank (SGK)          2058881263          Collecting account in Germany
      GERMANY

                                                                 EXHIBIT A-1 TO
                                                                CREDIT AGREEMENT

                           [FORM OF REVOLVING CREDIT NOTE]

                                REVOLVING CREDIT NOTE

$__________________                                        New York, New York
                                                           October 8, 1996


    FOR VALUE RECEIVED, the undersigned, ASTOR CORPORATION, a Delaware corporation (the "BORROWER"), hereby unconditionally promises to pay to the order of _____________________ (the "LENDER") at the office of The Chase Manhattan Bank, located at 270 Park Avenue, New York, New York 10017, in the currency in which such Revolving Credit Loan was made, being the lawful money of the United States of America or the United Kingdom and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a) __________DOLLARS ($______), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to subsection 2.1 of the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 4.7 of such Credit Agreement.

    The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute PRIMA FACIE evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Revolving Credit Loan.

    This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of October 8, 1996 (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among the Borrower, the Lender, the other banks and financial institutions from time to time parties thereto and The Chase Manhattan Bank, as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT"), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

    Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

    All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

    THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                                            ASTOR CORPORATION

                                            By: _________________________
                                                 Name:
                                                 Title:


                                                                                                                       Schedule A
                                                                                                         to Revolving Credit Note
                                                                                                         ------------------------
                                            LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

-----------------------------------------------------------------------------------------------------------------------------------
                                 Amount                            Amount of ABR Loans
                              Converted to  Amount of Principal of    Converted to      Unpaid Principal Balance
Date    Amount of ABR Loans     ABR Loans     ABR Loans Repaid      Eurocurrency Loans        of ABR Loans         Notation Made By
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                         Schedule B
                                                                                                           to Revolving Credit Note
                                                                                                           ------------------------

                                  LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EUROCURRENCY LOANS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Amount of
                         Amount Converted Interest Period and  Amount of Principal of Eurocurrency Loans Unpaid Principal
           Amount of     to Eurocurrency   Eurocurrency Rate    Eurocurrency Loans     Converted to ABR    Balance of       Notation
Date  Eurocurrency Loans      Loans       with Respect Thereto        Repaid                Loans        Eurocurrency Loans Made By
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
